UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Meruelo Maddux Properties, Inc.

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April 28, 2008

Dear Stockholder:

I am pleased to invite you to the Meruelo Maddux Properties, Inc. 2008 Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m., local time, on May 21, 2008, at our headquarters located at 761 Terminal Street, Building 1, Second Floor, Los Angeles, California 90021.

Enclosed are a notice of matters to be voted on at the meeting, our proxy statement, a proxy card and our 2007 Annual Report.

Whether or not you plan to attend, please grant a proxy to vote your shares in one of three ways: via Internet, telephone or mail.  Instructions regarding Internet and telephone voting are included on the proxy card.  If you choose to vote by mail, please mark, sign and date the proxy card and return it in the enclosed postage-paid envelope.  Your proxy may be revoked at any time before it is exercised as explained in the proxy statement.

Sincerely yours,

Richard Meruelo
Chairman and Chief Executive Officer

MERUELO MADDUX PROPERTIES, INC.
761 Terminal Street
Building 1, Second Floor
Los Angeles, California  90021

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2008

Date:	May 21, 2008
Time:	10:00 a.m., local time
Place:	Meruelo Maddux Properties, Inc.’s Corporate Headquarters 761 Terminal Street Building 1, Second Floor Los Angeles, California 90021

Items of Business:

•	Elect seven directors of the Company to serve until the 2009 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

•	Approve an amendment to the Amended and Restated Certificate of Incorporation to effect a reverse stock split at the discretion of the Board of Directors;

•	Ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2008; and

•	Consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

The Annual Meeting may be postponed or adjourned from time to time without any notice other than announcement at the meeting, and any and all business for which notice is hereby given may be transacted at any such postponed or adjourned meeting.

Record Date: You can vote if you were a stockholder of record on April 2, 2008. In accordance with Delaware law, for 10 days prior to the Annual Meeting, a list of those registered stockholders entitled to vote at the Annual Meeting will be available for inspection in the office of the Corporate Secretary, Meruelo Maddux Properties, Inc., 761 Terminal Street, Building 1, Second Floor, Los Angeles, California 90021.  Such list also will be available at the Annual Meeting.

Proxy Voting: Your vote is important.  You are requested to complete and sign the enclosed proxy solicited by the Board of Directors, and promptly return it in the accompanying envelope, whether or not you plan to attend the Annual Meeting.  Alternatively, you are encouraged to vote your shares as soon as possible via either the Internet or telephone. You may revoke your proxy at any time prior to its exercise at the Annual Meeting by following the instructions in the accompanying proxy statement.

By order of the Board of Directors:

Todd Nielsen
General Counsel and Corporate Secretary

Los Angeles, California
April 28, 2008

MERUELO MADDUX PROPERTIES, INC.
761 Terminal Street
Building 1, Second Floor
Los Angeles, California 90021

PROXY STATEMENT

FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 21, 2008

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Meruelo Maddux Properties, Inc. (the “Company”) for use at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”) of the Company to be held at the Company’s headquarters located at 761 Terminal Street, Building 1, Second Floor, Los Angeles, California 90021 at 10:00 a.m. local time on Wednesday, May 21, 2008, and at any adjournments or postponements thereof.  At the Annual Meeting, stockholders will be asked:

1.	to elect seven directors of the Company to serve until the 2009 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

2.	to approve an amendment to the Amended and Restated Certificate of Incorporation to effect a reverse stock split at the discretion of the Board of Directors;

3.	to ratify the appointment of the Ernst & Young LLP as our independent registered public accounting firm for 2008; and

4.	to consider and act upon any other matters that may properly be brought before the Annual Meeting and at any adjournments or postponements thereof.

On or about April 30, 2008, our Board of Directors expects to mail our stockholders a copy of this proxy statement, including the Notice of Annual Meeting attached hereto, the accompanying proxy card and our Annual Report in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on April 2, 2008 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.  Only stockholders of record of the Company’s shares of common stock, $0.01 par value per share (the “Common Stock”), at the close of business on the Record Date will be entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements thereof.  As of the Record Date, there were 86,678,100 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.  Holders of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share of Common Stock held by them.

The presence, in person or by proxy, of holders of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting.  Broker “non-votes,” or proxies from brokers or nominees indicating that such person has not received instructions from the beneficial owner or other person entitled to vote such shares on a particular matter with respect to which the broker or nominee does not have discretionary voting power, and abstentions are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.  Abstentions and broker non-votes will have the effect of a vote against any matter as to which they are specified, other than with respect to the election of directors.

The vote of a plurality of all of the votes present in person or represented by proxy at a meeting at which a quorum is present is necessary for the election of the directors.

The vote of a majority of all of the votes present in person or represented by proxy at a meeting at which a quorum is present is necessary to approve an amendment to the Amended and Restated Certificate of Incorporation to effect a reverse stock split at the discretion of the Board of Directors, ratify the appointment of the Company’s independent registered public accountants and approve any other routine matters properly presented at the Annual Meeting for approval by the stockholders.

Stockholders of the Company are requested to direct their vote promptly by telephone, the Internet or by mail as indicated in the enclosed proxy card.  To vote by mail, stockholders may complete, sign, date and promptly return the proxy card.  Shares of Common Stock represented by a properly executed proxy received prior to the vote at the Annual Meeting and not revoked will be voted at the Annual Meeting as directed on the proxy.

If a properly executed proxy is submitted and no instructions are given, the proxy will be voted:

      1)  FOR the election of the nominees for directors of the Company named in this proxy statement;

2) FOR the amendment to the Amended and Restated Certificate of Incorporation to effect a reverse stock split at the discretion of the Board of Directors; and

3) FOR the ratification of the audit committee’s appointment of the Company’s independent registered public accountants for the year ending December 31, 2008.

It is not anticipated that any matters other than those set forth in the proxy statement will be presented at the Annual Meeting.  If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

A stockholder of record may revoke a proxy at any time before such proxy has been exercised by filing a written revocation with the Corporate Secretary of the Company at the address of the Company set forth above, by filing a duly executed proxy bearing a later date, by submitting another proxy by telephone or via the Internet that is later dated or by appearing in person and voting by ballot at the Annual Meeting.  Any stockholder of record as of the Record Date attending the Annual Meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the Annual Meeting will not constitute revocation of a previously given proxy.

The Company’s Annual Report on Form 10-K for its year ended December 31, 2007, which includes financial statements for the year then ended, is available for review at our website at www.meruelomaddux.com.

 Throughout this proxy statement, reported numbers indicating outstanding or reserved shares of Common Stock and LTIP units do not give effect to a reverse stock split described in Proposal 2.

PROPOSAL 1:    ELECTION OF DIRECTORS

The Board of Directors of the Company consists of seven members with directors serving one-year terms and until their successors are duly elected and qualified.  The term for each director expires at each Annual Meeting.

At the Annual Meeting, all seven directors will be elected to serve until the 2009 Annual Meeting and until their successors are duly elected and qualified.  The Board of Directors has nominated our current directors, Messrs. Meruelo, Maddux, Beckemeyer, Hansen, Payne, Polanco and Williams, to serve as directors (the “Nominees”).    The Board of Directors anticipates that each Nominee will serve, if elected, as a director.  However, if anyone nominated by the Board of Directors is unable to accept election, the proxies will be voted for the election of such other person or persons as the Board of Directors may recommend.

The Board of Directors recommends a vote FOR each Nominee.

 The Board of Directors and Its Committees

The Company is managed under the direction of our seven-member Board of Directors.  Members of our Board are kept informed of our business through discussions with our executive officers, by reviewing materials provided to them, by visiting our properties and by participating in meetings of the Board and its committees.  Four of the directors are independent of the Company’s management.  The Board of Directors held five meetings during 2007, and each director attended at least 75% of the Board meetings and each director’s respective committee meetings.  Meruelo Maddux Properties, Inc. has three permanent committees:  the audit committee, the compensation committee and the nominating and corporate governance committee.  The Board of Directors has not yet adopted a policy with respect to directors’ attendance at annual meetings.  After reviewing the attendance of directors and stockholders at the Company’s initial Annual Meeting in 2008, the Board expects to consider a policy with respect to directors’ attendance at future annual meetings.

Information Regarding the Nominees

The biographical descriptions below set forth certain information with respect to each Nominee for election as a director at the Annual Meeting.  Each of our current directors has served on the Board since our initial public offering, which was consummated in January 2007 (“IPO”).

Richard Meruelo Chairman and Chief Executive Officer Age: 43 Shares beneficially owned: 38,845,311 LTIP units owned: 10,000(1)
Mr. Meruelo has served as our Chief Executive Officer and Chairman of our Board of Directors since our IPO. Mr. Meruelo served as chairman of our predecessor business from 1987 until our IPO. During that time, Mr. Meruelo led the strategic planning for the business while managing project acquisitions, purchase negotiations and related financings totaling nearly $1.2 billion. In addition, Mr. Meruelo was responsible for maintaining the predecessor business’ relationships with CalPERS and local and state governmental bodies that had land-use jurisdiction over the contributed projects. Mr. Meruelo earned his degree in business administration from the University of Southern California, with an emphasis in finance and real estate. Mr. Meruelo currently serves as a board member for the Central City East Association and the Los Angeles Central Industrial Redevelopment Project.

John Charles Maddux President, Chief Operating Officer and Director Age: 48 Shares beneficially owned: 4,939,553 LTIP units owned: 10,000(1)
Mr. Maddux has served as our President and Chief Operating Officer, and as a director since our IPO.  Mr. Maddux served as president of our predecessor business from 2005 until our IPO. Before joining our predecessor business, Mr. Maddux served as a founder and shareholder of the law firm of Nevers, Palazzo, Maddux & Packard, PLC from 1998 to 2005, and practiced law with the firm of O’Melveny & Myers, LLP from 1986 to 1996, where he was a member of the real estate practice group. While at each firm, Mr. Maddux served as our predecessor’s outside legal counsel. Mr. Maddux earned his bachelor’s degree in business management—finance from Brigham Young University’s Marriott School of Management and his J.D. from Brigham Young University’s J. Reuben Clark Law School. His affiliations include the Urban Land Institute, the International Conference of Shopping Centers, the Los Angeles County Bar Association and the California Bar Association, Real Property Section.

Lynn Beckemeyer Executive Vice President—Development and Director Age: 48 Shares beneficially owned: 0 LTIP units owned: 64,167(1)
Mr. Beckemeyer has served as our Executive Vice President for Development and as a director since our IPO. He oversees work relating to planning, design, architecture and entitlement work as well as construction activity. Mr. Beckemeyer served as the senior vice president of development and construction of our predecessor business from 2006 until our IPO. Before joining our predecessor business, Mr. Beckemeyer served in various real estate development and management positions with The Walt Disney Company for seven years before becoming vice president of worldwide corporate operations and real estate for Walt Disney from 2001 to 2006. Prior to that, Mr. Beckemeyer managed the development, design and construction of urban projects in the Washington, DC metropolitan area and Dallas, Texas, from 1983 to 1994, with 21 International and The Limited, Inc. Mr. Beckemeyer serves as a director of Avalon Entertainment, a private company. A registered architect and licensed contractor, Mr. Beckemeyer earned a degree in architecture and construction science at Kansas State University and studied real estate development at Harvard University Graduate School of Design. Mr. Beckemeyer’s professional affiliations include the American Institute of Architects, the National Council of Architectural Registration Boards, the National Association of Home Builders and the Urban Land Institute.

John B. Hansen Director Age: 50 Share beneficially owned: 10,100 Committees: • Audit • Compensation (Chair)
Since 1987, Mr. Hansen has served as president and chief executive officer of Glenwood Properties, Inc., a real estate company which acquires, develops and redevelops multi-family, retail and office projects in urban and suburban markets in Southern California, Arizona, and Utah. In addition, since 1995, Mr. Hansen has served as vice president of Greenwood Interests Holding, Inc., an affiliate of Greenwood Companies, which was the second largest operator of childcare centers in the Los Angeles area. Since 2000, Mr. Hansen has been a founding shareholder and director of Tomato Bank, N.A., a national bank operating in the Southern California market. Mr. Hansen is a member of the board of advisors for Royal Field Morningside Fund LLC, a fund that was organized in 2006 to specialize in the redevelopment of urban multi-family and mixed-use projects in New York City. Mr. Hansen received a B.A. in literature from Brigham Young University. He also received a J.D. from the University of Utah College of Law.

Philip S. Payne Director Age: 56 Shares beneficially owned: 7,500 Committees: • Audit (Chair) • Compensation • Nominating and corporate governance
Mr. Payne currently serves as chief executive officer of Babcock & Brown Residential. From 2004 until 2007, Mr. Payne served as chairman of BNP Residential Properties, Inc., an AMEX-listed real estate investment trust focused on owning and operating apartment communities. BNP Residential Properties was acquired by Babcock & Brown in 2007. Mr. Payne joined BT Venture Corporation, which was subsequently purchased by BNP Residential Properties, in 1990 as vice president of capital market activities and became executive vice president and chief financial officer in 1994. He was named treasurer BNP Residential Properties in 1995 and became a director in 1997. In 2004, Mr. Payne became chairman of the Board of Directors of BNP Residential Properties. From 1987 to 1990, he was a principal in Payne Knowles Investment Group, a financial planning firm. From 1983 to 1987, he was a registered representative with Legg Mason Wood Walker. From 1978 to 1983, Mr. Payne practiced law, and he currently maintains his license to practice law in Virginia. He received B.S. and J.D. degrees from the College of William and Mary. He is a member of the board of directors of the National Multi Housing Council and a member of the Urban Land Institute.  In addition, he serves on the board of directors of Ashford Hospitality Trust, a NYSE-listed real estate investment trust focused on the hospitality industry, and is chairman of its audit committee.

Richard Garcia Polanco Director Age: 57 Shares beneficially owned: 2,500 Committees: • Compensation • Nominating and corporate governance (Chair)
Mr. Polanco is a former California State Assembly Member and Senator, having been first elected in 1986. He served in the State Assembly for eight years. In 1994, he was elected to the State Senate and served as Senate Majority Leader from 1998 until his retirement in 2002. Mr. Polanco chaired the California Latino Legislative Caucus from 1990 to 2002. In October 2002, Mr. Polanco established the California Latino Caucus Institute for Public Policy, a non-profit organization to serve as a broad based public policy, educational and leadership development organization. Prior to elected office, Mr. Polanco served on the staff of Los Angeles County Supervisor Ed Edelman, Assemblyman Richard Alatorre and former Governor Jerry Brown. Mr. Polanco attended East Los Angeles College, the University of Redlands and the Universidad de Mexico where he majored in business administration.

Anthony A. Williams Director Age: 56 Shares beneficially owned: 2,500 Committees: • Audit • Nominating and corporate governance
From 1999 through 2006, Mayor Williams served as the Mayor of the District of Columbia. He is currently chief executive officer of Primum Public Realty Trust, a wholly-owned subsidiary of a Friedman Billings Ramsey affiliate. In 2005, he served as vice chair of the Metropolitan Washington Council of Governments, an organization of local governments in and around Washington, DC. In addition, in 2004, Mayor Williams served as president of the National League of Cities, which represents municipal governments throughout the United States to strengthen and promote cities as centers of opportunity and leadership. Prior to being elected Mayor, he served as the chief financial officer for the District of Columbia from 1995 to 1998, where he was responsible for the city’s financial turnaround. Prior to that, he served as the first chief financial officer for the U.S. Department of Agriculture. Mayor Williams also served as the Deputy State Comptroller of Connecticut, where he was responsible for the management of 250 separate funds and the state’s budget and accounting services. Mayor Williams received his B.A. in political science from Yale College, his J.D. from Harvard Law School and his master’s degree in public policy from the Kennedy School of Government at Harvard University.

(1)
Long-Term Incentive Plan Units in our subsidiary Meruelo Maddux Properties, L.P., through which we conduct most of our business operations (our “Operating Partnership”), are subject to forfeiture over a three-year period. Upon achieving parity with the common units in our Operating Partnership and becoming “redeemable” in accordance with the terms of the partnership agreement of our Operating Partnership, LTIP units may be redeemed for cash or, at our option, an equal number of shares of our Common Stock.

Director Independence

Under the enhanced corporate governance standards of The Nasdaq Global Market™, at least a majority of our directors, and all of the members of our audit committee, compensation committee and nominating and corporate governance committee, must meet the test of “independence.” The Nasdaq Global Market™ standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the Board of Directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company).  The Board of Directors considered affiliations that certain directors may have with third-party service providers, including with subsidiaries of investment banks.  We believe that each of Messrs. Hansen, Payne, Polanco and Williams satisfies the bright-line independence criteria of The Nasdaq Global Market™ and that none has any relationship with the Company either directly or indirectly that would affect such person’s independence.  Therefore, we believe that each of such directors, or a majority of the Board, is independent under The Nasdaq Global Market™ rules.

As required by the rules of The Nasdaq Global Market™, the independent directors of the Company’s board regularly meet in scheduled executive sessions, without management present.  Generally, these executive sessions follow after each meeting of the Board and each committee meeting.  In 2007, the independent directors of the Board, the independent directors of the audit committee and the independent directors of the compensation committee each met in executive session without management present at least four times.  We have not appointed a lead director to preside over such independent, non-management sessions of the Board.  Rather, the independent directors themselves designate a presiding independent director from time to time when they meet.  Executive sessions of the audit committee and of the compensation committee are presided over by the respective chairman of the committee.

Board Committees

Our Board of Directors has appointed an audit committee, a compensation committee and a nominating and corporate governance committee and has adopted a written charter for each of these committees.  Each of these committees has three directors and is composed exclusively of independent directors, as required by and defined in the rules and listing qualifications of The Nasdaq Global Market™ and, with respect to the members of the audit committee, Rule 10A-3 promulgated pursuant to the Securities Exchange Act of 1934, as amended.

Audit Committee

The audit committee is responsible for engaging independent public accountants, reviewing with the independent public accountants the plans and results of the audit engagement, approving professional services provided by the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls.  Mr. Payne chairs our audit committee and serves as our audit committee financial expert as that term is defined by the SEC.  Mr. Payne has current and past experience in finance and accounting.  Messrs. Hansen and Williams are appointed as members of the audit committee.  Each of the members of the audit committee is financially literate and able to read and understand fundamental financial statements.  The audit committee has the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

In addition, the committee is responsible for reviewing any transactions that involve potential conflicts of interest.  This includes any potential conflicts involving executive officers, directors and their immediate family members. Our written code of business conduct and ethics expressly prohibits the continuation of any conflict of interest by an employee, officer or director except under guidelines approved by the Board of Directors.  Our code of business conduct and ethics requires any employee, officer or director to report any actual conflict of interest to our general counsel.  Under our code of business conduct and ethics, all contracts and transactions between the Company, on the one hand, and any director or officer or any entity in which such director or officer is a director or has a material financial interest, on the other hand, must be reviewed and approved by a majority of disinterested directors.  Our code of business conduct and ethics prohibits the continuation of any conflict of interest by an employee, officer or director except under guidelines approved by the Board of Directors.  In addition, our corporate governance guidelines provide in writing that each member of our Board of Directors will consult the Chairman of the Board in advance of accepting an invitation to serve on another company’s board if the director has concerns about whether serving as a director of another company might conflict with his or her duties to our Company.  In that situation, our corporate governance guidelines also suggest that the director inform the nominating and corporate governance committee in writing of the director’s decision.

Because the facts and circumstances regarding potential conflicts are difficult to predict, the Board of Directors has not adopted a written policy for evaluating conflicts of interests. In the event a conflict of interest arises, the Board of Directors will review, among other things, the facts and circumstances of the conflict, the Company’s applicable corporate governance policies, the effects of any potential waivers of those policies, applicable state law, and Nasdaq continued listing rules and regulations, and will consider the advice of counsel, before making any decisions regarding the conflict.

Number of 2007 Meetings: 4

Compensation Committee

The compensation committee reviews and approves the compensation and benefits of our executive officers and directors, administers and makes recommendations to our Board of Directors regarding our non-equity compensation plans and equity award plans, produces an annual report on executive compensation for inclusion in our proxy statement after reviewing our compensation discussion and analysis and publishes an annual committee report for our stockholders. Mr. Hansen has been designated as chair, and Messrs. Payne and Polanco have been appointed as members of the compensation committee.

Number of 2007 Meetings: 4

Nominating and Corporate Governance Committee

The nominating and corporate governance committee, among other actions:

• reviews annually our corporate governance guidelines;	• coordinates searches for and interviews of potential board members as vacancies occur;
• reviews annually our code of ethics;	• oversees and evaluates our Board of Directors and management;
• reviews procedures with respect to conflicts of interest, director nominee qualifications and stockholder-recommended director nominees;	• evaluates from time to time the appropriate size and composition of our Board of Directors; and
• monitors our compliance with corporate governance requirements of state and federal law and the rules and regulations of The Nasdaq Global Market™;
• recommends, as appropriate, increases, decreases and changes in the composition of our Board of Directors and formally proposes the slate of directors to be elected at each annual meeting of our stockholders.

• considers the establishment of investment criteria for prospective members of our Board of Directors;

Mr. Polanco has been designated as chair of the compensation committee, and Messrs. Payne and Williams have been appointed as members of the nominating and corporate governance committee.

Number of 2007 Meetings: 4

Our Board of Directors may from time to time establish other committees to facilitate the management of our Company.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee has served as an officer of the Company or any of its subsidiaries.  No member of the compensation committee has any other business relationship or affiliation with the Company or any of its subsidiaries (other than his or her service as a director).

2007 Director Compensation

In 2007, each member of our Board of Directors who was not an employee of our Company was entitled to receive annual compensation for service as a director as follows:

•
Each non-employee director received an annual fee of $25,000, a fee of $1,250 for each Board of Directors meeting attended in person and a fee of $350 for each Board of Directors meeting attended telephonically.

•	The chairman of our audit committee was paid an annual fee of $12,500, and the chairmen of our compensation, and nominating and corporate governance committees each received an annual fee of $7,500.

•
Board committee members will each be paid a fee of $750 for committee meetings attended in person and a fee of $350 for committee meetings attended telephonically, in each case only for meetings held on dates different from the dates on which Board of Directors or other committee meetings are held. If a committee meeting is attended on the same day as a Board meeting or other committee meeting, we will pay only one meeting fee per day.

•
Each member of our Board of Directors was also reimbursed for reasonable out-of-pocket expenses associated with service on our behalf and with attendance at or participation in Board meetings or committee meetings, including reasonable travel expenses.

•	Each member of our Board of Directors was also reimbursed up to $7,000 for fees and expenses paid related to continuing director education programs.

Non-employee directors also participate in our 2007 Equity Incentive Plan.  We provide an initial grant of shares of restricted stock to each non-employee director upon his appointment to our Board.  Each initial grant will be for a number of shares of restricted stock having a fair market value as near to $25,000 as of the date of grant as possible without exceeding such value.  Each of our current directors was appointed at the time of our IPO and received 2,500 shares of our Common Stock.  We will also provide for an annual grant of shares of restricted stock to each non-employee director following each annual meeting of stockholders commencing with our first annual meeting on May 21, 2008.  Each annual grant will be for a number of shares of restricted stock having a fair market value as near to $20,000 as possible without exceeding such value.  Notwithstanding the foregoing, a non-employee director receiving an initial restricted stock grant on, or within 90 days prior to, the date of an annual meeting of stockholders will not receive an annual grant with respect to that annual stockholders’ meeting.  Each initial restricted stock grant will vest on the second annual meeting of stockholders following the year of grant, subject to a director’s continued service through the day immediately preceding such meeting.  Each annual grant will vest on the first annual meeting of stockholders following the year of grant, subject to each director’s continued service through the day immediately preceding such meeting.  In the event of change in control of our Company, all outstanding shares of restricted stock granted under the plan to our non-employee directors will become fully vested.

The following table summarizes the compensation that we paid to our non-employee directors in 2007:

2007 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock awards (1)	Total
John B. Hansen (2)	$40,850	$10,605	$51,455
Philip S. Payne (3)	45,850	10,605	56,455
Richard Garcia Polanco (4)	37,950	10,605	48,555
Anthony A. Williams (4)	33,000	10,605	43,605

(1)
The dollar value is computed in accordance with FAS 123R and reflects the amount expensed in 2007.  The amount reported has been adjusted to eliminate service-based assumptions used for financial reporting purposes.  See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for a discussion of our accounting of shares of restricted stock and the assumptions used.  The grant date fair value of each award is $26,575.

(2)	Mr. Hansen owns 10,100 common shares in total as of April 2, 2008.

(3)	Mr. Payne owns 7,500 common shares in total as of April 2, 2008.

(4)	The director owns 2,500 common shares in total as of April 2, 2008.

Our Board of Directors (or a duly formed committee thereof) may revise our non-employee directors’ compensation in its discretion.

Nomination of Directors

Before each annual meeting of stockholders, the nominating and corporate governance committee considers the nomination of all directors whose terms expire at the next annual meeting of stockholders and also considers new candidates whenever there is a vacancy on the Board or whenever a vacancy is anticipated due to a change in the size or composition of the Board, a retirement of a director or for any other reasons.  In addition to considering incumbent directors, the nominating and corporate governance committee identifies director candidates based on recommendations from the directors and executive officers.  The committee may in the future engage the services of third-party search firms to assist in identifying or evaluating director candidates.  No such firm was engaged in 2007.

The nominating and corporate governance committee evaluates annually the effectiveness of the Board as a whole and of each individual director and identifies any areas in which the Board would be better served by adding new members with different skills, backgrounds or areas of experience.  The Board of Directors considers director candidates based on a number of factors including:  whether the Board member will be “independent,” as such term is defined by The Nasdaq Global Market™ listing standards; whether the candidate possesses the highest personal and professional ethics, integrity and values; and whether the candidate has an inquisitive and objective perspective, practical wisdom and mature judgment.  Candidates are also evaluated on their understanding of the Company’s business and willingness to devote adequate time to carrying out their duties.  The nominating and corporate governance committee also monitors the mix of skills, experience and background to assure that the Board has the necessary composition to effectively perform its oversight function.

Corporate Governance Matters

The Company has adopted a code of ethics that applies to all Company employees and each member of the Company’s Board of Directors and corporate governance guidelines.  We anticipate that any waivers of our code of ethics will be posted on the Company’s website. The following documents are available at the Company’s website at www.meruelomaddux.com in the “Corporate Governance” area of the “Investor Relations” section:

• audit committee charter	• code of ethics
• compensation committee charter	• corporate governance guidelines
• nominating and corporate governance committee charter	• whistleblower policy

Each committee reviews its written charter annually.  Copies of the documents listed above are available in print to any stockholder who requests them.  Requests should be sent to Meruelo Maddux Properties, Inc., 761 Terminal Street, Building 1, Second Floor, Los Angeles, California 90021, Attention: Corporate Secretary.

The Company has not adopted a policy with respect to stockholder-recommended director nominees.   The nominating and corporate governance committee continues to review potential policy choices and expects to recommend a specific policy related to stockholder-recommended director nominees to the Board for adoption during 2008.

Communication with the Board of Directors, Independent Directors and the Audit Committee

 Our Board of Directors may be contacted by any party via mail at the address listed below.
              Board of Directors
 Meruelo Maddux Properties, Inc.
 761 Terminal Street
 Building 1, Second Floor
 Los Angeles, California 90021

We believe that providing a method for interested parties to communicate directly with our independent directors, rather than the full Board, would provide a more confidential, candid and efficient method of relaying any interested party’s concerns or comments.  As discussed above, the presiding director of independent, non-management sessions of the directors is determined by the independent directors from time to time.  The independent directors can be contacted by any party via mail at the address listed below.

Independent Directors
Meruelo Maddux Properties, Inc.
761 Terminal Street
Building 1, Second Floor
Los Angeles, California 90021

The audit committee has adopted a process for anyone to send communications to the audit committee with concerns or complaints concerning the Company’s regulatory compliance, accounting, audit or internal controls issues.  The audit committee can be contacted by any party as described below:

1) via mail at the address listed below;

Chairman
Audit Committee
Meruelo Maddux Properties, Inc.
761 Terminal Street
Building 1, Second Floor
Los Angeles, California 90021

2) via the Internet at www.meruelomaddux.silentwhistle.com; or

3) via our toll-free compliance hotline (877) 470-8321.

Biographical Information Regarding Executive Officers Who Are Not Directors

Each of the executive officers identified below have served in his respective position since our IPO.

Fred Skaggs Chief Financial Officer Age: 54 Shares beneficially owned: 0 LTIP units owned: 50,167(1)
Mr. Skaggs is responsible for all accounting and corporate-level capital markets activities. He served as treasurer of our predecessor business from 2005 until our IPO. Before joining our predecessor business, he served as chief financial officer for Bright Development, a private residential and multifamily developer, where he guided the company’s financial and operational performance from 2004 to 2005. Prior to that, Mr. Skaggs served as the chief financial officer and controller for Shuwa Investments Corporation, a commercial real estate company with $3.2 billion in assets, from 1987 to 2004. Mr. Skaggs also served as senior internal auditor and chief corporate accountant for the Masco Corporation from 1981 to 1987 and with Price Waterhouse from 1979 to 1981. A certified licensed public accountant, Mr. Skaggs earned his degree in accounting from Brigham Young University’s Marriott School of Management with minors in English and Spanish.

Ted McGonagle Chief Investment Officer Age: 49 Shares beneficially owned: 3,000 LTIP units owned: 50,167(1)
Mr. McGonagle is responsible for project underwriting and due diligence regarding acquisitions and dispositions and general market research. Mr. McGonagle has more than 21 years of property development and redevelopment experience. From 2000 until our IPO, he served as the principal corporate consultant of our predecessor business while he was the managing principal of Property Solutions L.L.C., a consulting firm that provides property development, acquisition, disposition and asset management services to non-institutional owners and users of commercial real estate. Prior to that, his experience includes project and asset management of major commercial and retail developments, a significant portion of which was in Southern California. Mr. McGonagle received a B.A. in economics from Reed College and an Advanced Professional Certificate in Real Estate Investment Analysis from New York University. He is a Certified Commercial Institute Member (C.C.I.M.) and an elected member of Lambda Alpha International (the honorary land economics society). He has been recognized in industry publications for his commercial real estate expertise.

Todd Nielsen General Counsel and Corporate Secretary Age: 39 Shares beneficially owned: 6,000 LTIP units owned: 81,667(1)
Mr. Nielsen is responsible for all legal issues relating to compliance with SEC regulations, as well as overseeing real estate transactions and other legal matters. Mr. Nielsen served as the general counsel of our predecessor business from 2005 until our IPO. Before joining our predecessor business, Mr. Nielsen served as our predecessor’s outside legal counsel with the law firm of Nevers, Palazzo, Maddux & Packard. Prior to that, Mr. Nielsen practiced law privately including with Brobeck, Phleger & Harrison. Mr. Nielsen’s private practice experience included representation of developers, investors, corporate users and lenders in connection with the acquisition, financing, development, construction, sale and leasing of retail, office, industrial, hotel, and residential projects. Mr. Nielsen graduated magna cum laude in 1995 from Brigham Young University’s J. Reuben Clark Law School, and thereafter served as a law clerk to the Hon. Howard M. Kirshbaum of the Colorado Supreme Court.

Miguel Enrique Echemendia Chief Administrative Officer Age: 51 Shares beneficially owned: 3,650 LTIP units owned: 81,667(1)
Mr. Echemendia is responsible for all property management, leasing activities, property specific financing and other general administrative functions. Mr. Echemendia served as chief operating officer of our predecessor business from 2000 until our IPO and was responsible for strategic planning, acquisitions, finance and management. Before joining our predecessor business, from 1989 to 2000, Mr. Echemendia served as a principal and chief financial officer of Villanueva Companies, a conglomerate involved in an array of investments including communications, real estate development, agriculture and management consulting. Prior to that, from 1987 to 1989, he served as business manager for KMEX-TV, the flagship station of the Univision Network with annual revenues in excess of $100 million. In addition, Mr. Echemendia served in various managerial capacities at Security Pacific National Bank from 1979 to 1987, culminating as vice president of commercial lending. He attended school in Spain and California State University, Los Angeles.

(1)
Long-Term Incentive Plan Units in Meruelo Maddux Properties, L.P., through which we conduct most of our business operations (our “Operating Partnership”), are subject to forfeiture over a three-year period. Upon achieving parity with the common units in our Operating Partnership and becoming “redeemable” in accordance with the terms of the partnership agreement of our Operating Partnership, LTIP units may be redeemed for cash or, at our option, an equal number of shares of our Common Stock.

PROPOSAL NO. 2:  APPROVAL OF AN AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT AT A RATIO OF NOT LESS THAN ONE-FOR-THREE AND NOT MORE THAN ONE-FOR-TEN, WITH THE EXACT RATIO TO BE DETERMINED BY THE BOARD OF DIRECTORS IN ITS DISCRETION AT ANY TIME PRIOR TO THE 2009 ANNUAL MEETING OF STOCKHOLDERS

General

The Board of Directors has approved, and is hereby soliciting stockholder approval of, an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split at a ratio of between 1-for-3 to 1-for-10 in the form set forth in Appendix A to this proxy statement (the “Amendment”).  A vote FOR Proposal 2 will constitute approval of the Amendment providing for the combination of any whole number of shares of Common Stock between and including three and ten into one share of Common Stock and will grant the Board of Directors the authority to select which of the approved exchange ratios within that range will be implemented.  If the stockholders approve this proposal, the Board of Directors will have the authority, but not the obligation, in its sole discretion, and without further action on the part of the stockholders, to effect a reverse stock split in any of the approved ratios by filing a certificate of amendment to our Amended and Restated Certificate of Incorporation with the Delaware Secretary of State at any time after the approval of the proposal.  If the certificate of amendment has not been filed with the Delaware Secretary of State prior to the 2009 annual meeting of stockholders, which is expected to be held in the spring of 2009, the Board of Directors will abandon the Amendment constituting the reverse stock split.  In that case, the Board of Directors may again seek stockholder approval for a reverse stock split if it deems a reverse stock split would be advisable.

Meruelo Maddux Properties, Inc. currently has 200,000,000 authorized shares of Common Stock.  As of the Record Date for the Annual Meeting, there were 86,678,100 shares of Common Stock outstanding.  The reverse stock split, if implemented, would reduce the number of issued and outstanding shares of Common Stock, but would not change the number of authorized shares, the par value or the voting rights of the Common Stock and, except for the impact of the elimination of fractional shares, each stockholder’s proportionate ownership interest in the Company would be the same immediately before and after the reverse stock split.

The Board believes that stockholder approval of a range of exchange ratios (rather than an exact exchange ratio) provides the Board with maximum flexibility to achieve the purposes of the reverse stock split.  If the stockholders approve this proposal, in connection with any determination to effect the reverse stock split, the Board will set the time for such a split and select a specific ratio at a whole number within the range.  These determinations will be made by the Board with the intention to create the greatest marketability for our Common Stock based upon prevailing market conditions at that time.

The Board reserves its right to elect not to proceed with, and abandon, the reverse stock split if it determines, in its sole discretion, that this proposal is no longer in the best interests of the Company and its stockholders.

Purposes of the Reverse Stock Split

We believe that increasing our stock price through a reverse stock split will have a number of benefits, including:

•	increasing our stock price to a more attractive level for investors;
•	reducing costs for investors; and
•	allowing us to attract and retain employees and service providers.

Increasing Our Stock Price to a More Attractive Level

We believe that a number of institutional investors and investment funds are reluctant to invest in lower-priced stocks and that brokerage firms may be reluctant to recommend lower-priced stocks to their clients.  By effecting a reverse stock split, we believe the price of our Common Stock may be raised to a level where our stock would be viewed more favorably by potential investors.

Reducing Costs to Investors

We believe that when investors buy or sell our Common Stock, many of them pay commissions that are based on the number of shares bought or sold, and that brokerage commissions, as a percentage of the total transaction, tend to be higher for lower-priced stock.  A higher stock price after a reverse stock split would reduce these costs.  Lower commissions may also make our stock an attractive investment to additional investors.

Attract and Retain Employees and Service Providers

We believe that a higher stock price will help us attract and retain employees and other service providers who may be less likely to work for a company with a low stock price.

Certain Risks Associated with the Reverse Stock Split

•
While the Board of Directors believes that a higher stock price may help generate investor interest, there can be no assurance that the reverse stock split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds.  To the extent that negative investor sentiment regarding our Common Stock is based on our underlying business fundamentals, the reverse stock split may not overcome such sentiment.  As a result, the trading liquidity of our Common Stock may not necessarily improve.

•
There can be no assurance that the market price per share of our Common Stock immediately after the reverse stock split will remain unchanged or increase in proportion to the reduction in the number of shares of Common Stock outstanding before the reverse stock split.  The trading price of our Common Stock depends on many factors, including many which are beyond our control.  For example, based on the closing market price of our Common Stock on the Record Date of $2.90 per share, if the Board of Directors decided to implement the reverse stock split and utilize a ratio of 1-for-10, there can be no assurance that the post-split market price of our Common Stock would be $29.00 ($2.90 multiplied by 10) per share or greater.  Accordingly, the total market capitalization of our Common Stock after the proposed reverse stock split may be lower than the total market capitalization before the proposed reverse stock split and, in the future, the market price of our Common Stock following the reverse stock split may not exceed or remain higher than the market price prior to the proposed reverse stock split.

•
While the Board of Directors believes that a higher stock price may help us attract and retain employees and other service providers who are less likely to work for a company with a low stock price, there can be no assurance that the reverse stock split will result in a per share price that will increase our ability to attract and retain employees and other service providers.

•
The market price of our Common Stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding.  Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Effectiveness of the Reverse Stock Split

If the stockholders approve the reverse stock split proposal and the Board of Directors decides to implement a reverse stock split, we will file with the Delaware Secretary of State the Amendment to our Amended and Restated Certificate of Incorporation.  The reverse stock split will become effective at the time of filing of, or at such later time and date as is specified in, the Amendment, which we refer to as the “effective time.”  Beginning at the effective time, each certificate representing shares of our Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares of Common Stock into which the shares previously represented by the certificate were combined pursuant to the reverse stock split.

Effects of the Reverse Stock Split if Implemented

If approved and effected, the reverse stock split will be realized simultaneously and in the same ratio for all of the outstanding shares of Common Stock.  The reverse stock split will affect all holders of our Common Stock uniformly and will not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the reverse stock split would result in any holder of our Common Stock receiving cash in lieu of fractional shares.  As described below, holders of our Common Stock otherwise entitled to fractional shares as a result of the reverse stock split will receive a cash payment in lieu of such fractional shares.  These cash payments will reduce the number of post-reverse stock split holders of our Common Stock to the extent there are concurrently stockholders who would otherwise receive less than one share of Common Stock after the reverse stock split.  The exact number of stockholders that would be eliminated as a result of the payment of cash for post-reverse stock split fractional shares in lieu of the issuance of fractional share interests would depend on the actual reverse stock split ratio selected by our Board of Directors and the number of stockholders that hold fewer pre-reverse stock split shares than would be required to receive one post-reverse stock split share of Common Stock.  In addition, the reverse stock split will not affect any stockholder’s proportionate voting power (subject to the treatment of fractional shares).

After the reverse stock split, the number of authorized shares of Common Stock will remain 200,000,000 shares and the number of unissued shares of Common Stock will be approximately 171,107,300 to 191,332,190 shares depending upon the reverse stock split ratio selected by the Board.  Our Board of Directors believes that maintaining the same number of authorized shares of Common Stock, and thereby increasing the number of shares available for future issuance, will provide us with the certainty and flexibility to undertake various types of transactions, including financings, acquisitions of companies or assets, strategic transactions, increases in the shares reserved for issuance pursuant to stock incentive plans, sales of stock or securities convertible into our Common Stock, or other corporate transactions not yet determined.  Certain kinds of these transactions may have anti-takeover effects, as described in more detail below, and certain kinds of these transactions may require stockholder approval under Delaware law or applicable rules of The Nasdaq Global Market™, but the Board of Directors believes that this certainty and flexibility is helpful to the Company and in the stockholders’ interests.

The principal effects of the reverse stock split would include the following:

•	depending on the ratio for the reverse stock split implemented by the Board of Directors, each 3, 4, 5, 6, 7, 8, 9 or 10 shares of Common Stock you own will be combined into one new share;

•
the number of shares of Common Stock, including Common Stock subject to vesting restrictions pursuant to our 2007 equity incentive plan, issued and outstanding will be reduced proportionately based on the ratio selected by the Board of Directors;

•
the number of shares of Common Stock underlying issued and outstanding equity-based awards, including LTIP units, issued pursuant to our 2007 equity incentive plan will be reduced proportionately based on the ratio selected by the Board of Directors;

•
the number of shares reserved for issuance under our existing 2007 equity incentive plan will be reduced proportionately based on the ratio selected by the Board of Directors (and any other appropriate adjustments or modifications will be made under the 2007 equity incentive plan); and

•
the number of common units in our Operating Partnership that are redeemable for shares of our Common Stock on a one-for-one basis will be reduced proportionately based on the ratio selected by the Board of Directors and such reduction shall be evidenced by any required modifications to the Operating Partnership’s Amended and Restated Agreement of Limited Partnership, including any exhibits thereto;

The reduction in the number of issued and outstanding shares is expected to increase the trading price of our Common Stock, although there can be no assurance that such price will increase in proportion to the ratio of the reverse stock split.

The shares of Common Stock issued as a result of the reverse stock split will be fully paid and non-assessable.  The Amendment will not change the terms of our Common Stock.  The post-split shares of Common Stock will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the Common Stock now authorized.

Fractional Shares

No fractional shares will be issued in connection with the reverse stock split.  Stockholders who otherwise would be entitled to receive fractional shares because they hold a number of shares of Common Stock not evenly divisible by the number selected by the Board of Directors for the reverse stock split ratio will be entitled to receive a cash payment calculated by multiplying (i) the closing sales price of our Common Stock on the last trading day prior to the effective date of the reverse stock split as reported on The Nasdaq Global Market™, and (ii) the number of fractional shares the stockholder would otherwise be entitled to receive.  Stockholders will not be entitled to receive interest for the period of time between the effective date of any reverse stock split and the date payment is received.

Effect on Certificated Shares

As soon as practicable after the effective date of any reverse stock split, we will request that all stockholders holding shares of our Common Stock in certificate form return their stock certificates representing shares of pre-reverse stock split Common Stock on the effective date in exchange for certificates representing the number of whole shares of post-reverse stock split Common Stock into which the pre-reverse stock split shares of Common Stock have been converted as a result of the reverse stock split.  Each stockholder will receive a letter of transmittal from our transfer agent containing instructions on how to exchange certificates.  Stockholders should not destroy any stock certificates and should not submit their old certificates until requested to do so.  In order to receive new certificates, stockholders must surrender their old certificates in accordance with the transfer agent’s instructions, together with the properly executed and completed letter of transmittal.

Beginning with the effective date of any reverse stock split, each old certificate, until exchanged as described above, will be deemed for all purposes to evidence ownership of the number of whole shares of Common Stock previously represented by the certificate that were combined pursuant to the reverse stock split.  If a stockholder is entitled to a payment in lieu of any fractional share interest, a check will be mailed to the stockholder as soon as practicable after receipt of the old certificates to be exchanged.

Effect on Registered “Book-Entry” Holders of Common Stock

Certain of the registered holders of our Common Stock may hold some or all of their shares electronically in book-entry form with our transfer agent. These stockholders do not have stock certificates evidencing their ownership of our Common Stock.  Each stockholder will receive a letter of transmittal from our transfer agent containing instructions regarding the reverse stock split and share exchange.  If a stockholder holds registered shares in book-entry form with our transfer agent, the stockholder will need to execute and return the letter of transmittal before the transfer agent will credit such stockholder’s account with the applicable number of post-reverse stock split shares of Common Stock.  If a stockholder is entitled to a payment in lieu of any fractional share interest, a check will be mailed to the stockholder’s registered address as soon as practicable after receipt of the countersigned transmittal letter from the stockholder.

Effect on Beneficial Holders of Common Stock or Stockholders Who Hold in “Street Name”

Upon the reverse stock split, we intend to treat shares held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names.  Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split and making payment for fractional shares.  If a stockholder holds shares of our Common Stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Accounting Matters

The reverse stock split will not affect the par value of a share of our Common Stock.  As a result, as of the effective date of the reverse stock split, the stated capital attributable to Common Stock on our balance sheet will be reduced proportionately based on the reverse stock split ratio and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced.  Reported per-share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

Potential Anti-Takeover Effect

The proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect.  For example, the issuance of a large block of Common Stock could dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of Meruelo Maddux Properties, Inc. with another company.  However, the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate shares of Common Stock or obtain control of our Company, nor is it part of a plan by management to recommend to the Board and stockholders a series of amendments to the Amended and Restated Certificate of Incorporation.  Other than the proposal for the reverse stock split, the Board of Directors does not currently contemplate recommending the adoption of any other amendments to the Amended and Restated Certificate of Incorporation that could be construed to reduce or interfere with the ability of third parties to take over or change the control of Meruelo Maddux Properties, Inc.

U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion of the material U.S. federal income tax consequences of the proposed reverse stock split is based upon the current provisions of the Internal Revenue Code of 1986, as amended, and other legal authorities, all of which could be changed at any time, possibly with retroactive effect.  Such a change could alter or modify the statements and conclusions set forth below.  No ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below has been requested and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.  The following discussion assumes that the pre-reverse stock split shares of Common Stock were, and the post-reverse-stock split shares will be, held as a “capital asset” as defined in the Internal Revenue Code of 1986, as amended.  This discussion may not address certain U.S. federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to certain types of stockholders (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax-exempt entities) that may be subject to special treatment under the U.S. federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

Subject to the discussion below concerning the treatment of the receipt of cash payments instead of receipt of fractional shares, no gain or loss should be recognized by a stockholder as a result of such stockholder’s exchange of pre-reverse stock split Common Stock for post-reverse stock split Common Stock in connection with the reverse stock split.  The tax basis and holding period of each post-reverse stock split share of Common Stock received (including any fraction of a post-reverse stock split share deemed to have been received and then redeemed) should generally be the same as the tax basis and holding period of the pre-reverse stock split shares of Common Stock surrendered in connection with receipt of the post-reverse stock split shares of Common Stock, with the tax basis and holding period determined separately with respect to blocks of pre-reverse split shares of Common Stock that were acquired on the same date and at the same price.  No gain or loss will be recognized by the Company as a result of a reverse stock split.  The receipt of cash instead of a fractional share of the Company’s Common Stock by a holder of the Company’s Common Stock generally will result in a taxable gain or loss to such holder for federal income tax purposes based upon the difference between the amount of cash received by such holder and the adjusted tax basis in the fractional shares.  The gain or loss will constitute a capital gain or loss and will constitute long-term capital gain or loss if the holder’s holding period is greater than one year as of the effective date.  The deductibility of any capital loss is subject to limitations.

STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

No Appraisal Rights

Stockholders do not have any appraisal rights under Delaware General Corporation Law or under our Amended and Restated Certificate of Incorporation in connection with the reverse stock split.

Reservation of Right to Abandon Reverse Stock Split

If the reverse stock split is approved by our stockholders, it will be effected, if at all, only upon a determination by the Board of Directors that a reverse stock split, at a ratio determined by the Board of Directors as described above, is in the best interests of Meruelo Maddux Properties, Inc. and its stockholders.  The Board’s determination as to whether to effect the reverse stock split and, if so, at what ratio, will be based upon various factors such as the existing and expected marketability and liquidity for our Common Stock, prevailing market conditions, the recent trading history of our Common Stock and the likely effect on the market price of our Common Stock.  Should the Board of Directors determine that the reverse stock split is not in the best interests of Meruelo Maddux Properties, Inc. or its stockholders, the Board of Directors will not proceed with the reverse stock split.  By voting in favor of the reverse stock split, you are also expressly authorizing the Board of Directors to determine not to proceed with, and abandon, the reverse stock split if it should so decide.

The Board of Directors unanimously recommends that you vote FOR the proposal in which our Board of Directors is authorized to amend the Amended and Restated Certificate of Incorporation to effect the reverse stock split of the outstanding shares of Common Stock with the exact ratio to be determined by the Board of Directors in its discretion at any time prior to the 2009 annual meeting of stockholders.

PROPOSAL 3:    RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The audit committee of the Board of Directors of the Company has selected the accounting firm of Ernst & Young LLP to serve as independent registered public accountants of the Company for the year ending December 31, 2008, subject to ratification of this appointment by the stockholders of the Company.  Ernst & Young LLP has served as the Company’s independent registered public accountants since the Company’s IPO and is considered by management of the Company to be well qualified.

Fee Disclosure

The following is a summary of the fees billed to the Company and our predecessor business by Ernst & Young LLP for professional services rendered for the years ended December 31, 2007 and December 31, 2006:

	Year Ended December 31, 2007	Year Ended December 31, 2006
Audit Fees	$539,589	$1,005,224
Audit-Related Fees	—	—
Tax Fees	117,937	620,640
All Other Fees	—	—
Total	$657,526	$1,625,864

Audit Fees

“Audit Fees” consist of fees and related expenses billed for professional services rendered for the audit of the consolidated financial statements of our predecessor business and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. For example, audit fees included fees for professional services rendered in connection with quarterly and annual reports, review of our recently filed S-3 registration statement, and the issuance of consents by Ernst & Young LLP to be named in our registration statement and to the use of their audit report in the registration statement. Audit fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting.

Audit-Related Fees and All Other Fees

“Audit-Related Fees” and “Other Fees” consist of fees and related expenses for products and services other than services described under “Audit Fees” and “Tax Fees.” Ernst & Young LLP did not perform any such products or services for us or our predecessor business during the years ending December 31, 2006 and 2007.

Tax Fees

“Tax Fees” consist of fees and related expenses billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance and tax planning and structuring.

Pre-Approval Policy

Effective commencing with our IPO, the audit committee reviews and pre-approves any audit and non-audit services to be performed by Ernst & Young LLP to ensure that the work does not compromise its independence in performing audit services. The responsibility for pre-approval of audit and permitted non-audit services includes pre-approval of the fees for such services and the other terms of the engagement. Effective commencing with our IPO, the audit committee annually reviews and pre-approves all audit, audit-related, tax and all other services that are performed by our independent registered public accounting firm.

In some cases, the audit committee may pre-approve the provision of a particular category or group of services for up to a year, subject to a specific budget. In other cases, one or more of the members of the audit committee may have the delegated authority from the audit committee to pre-approve services, and such pre-approvals are then communicated to the full audit committee.

The audit committee has considered whether, and has determined that, the provision by Ernst & Young LLP of the services described under “Tax Fees” is compatible with maintaining Ernst & Young LLP’s independence from us and our management.

A representative of Ernst & Young LLP will be present at the Annual Meeting, will be given the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of the independent registered public accountants.

AUDIT COMMITTEE REPORT

The following is a report by the Company’s audit committee regarding the responsibilities and functions of the audit committee.

The audit committee oversees the Company’s financial reporting process on behalf of the Board of Directors, in accordance with the audit committee charter.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.  In fulfilling its oversight responsibilities, the audit committee reviewed with management the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The audit committee reviewed with the independent registered public accountants, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards.  In addition, the audit committee has discussed with the independent registered public accountants the auditors’ independence, the matters required to be discussed by Statement on Auditing Standards No. 61 and discussed and received the written disclosures and the letter from the independent registered public accountants required by Independence Standards Board Standard No. 1.

The audit committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit.  The audit committee meets at least four times per year with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.  The audit committee holds meetings with management prior to the filing of each of the Company’s Quarterly Reports on Form 10-Q with the SEC, and reviews and discusses with management the Company’s Quarterly Reports on Form 10-Q.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for its year ended December 31, 2007 for filing with the SEC.

The members of the audit committee are not professionally engaged in the practice of auditing or accounting.  Members of the audit committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accountants.  Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations.  Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Ernst & Young LLP is in fact “independent.”

 Submitted by the audit committee of the Board of Directors

Philip S. Payne (Chairman)
John B. Hansen
Anthony A. Williams

COMPENSATION COMMITTEE REPORT

The following is a report by the Company’s compensation committee regarding the Company’s executive officer compensation program.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement (“CD&A”) with management of the Company.  Based on the compensation committee’s review of the CD&A and the committee’s discussions of the CD&A with management, the compensation committee recommended to the Board of Directors (and the Board has approved) that the CD&A be included in the Company’s proxy statement on Schedule 14A prepared in connection with the Annual Meeting.

Submitted by the compensation committee of the Board of Directors

John B. Hansen (Chairman)
Philip S. Payne
Richard Garcia Polanco

EXECUTIVE OFFICER COMPENSATION

Compensation Discussion and Analysis

Please note that share and LTIP unit numbers discussed throughout this proxy statement, including in the compensation tables contained herein, do not give effect to a reverse stock split described in Proposal 2.

Compensation Philosophies and Objectives

We believe that the primary goal of executive compensation is to align the interests of our executive officers with those of our stockholders in a way that allows us to attract and retain the best executive talent.  Prior to our IPO, the compensation packages of our executive officers were designed and negotiated to attract  each of Messrs. Meruelo, Maddux, Beckemeyer, Skaggs, McGonagle, Nielsen and Echemendia.  Each officer was instrumental in developing our predecessor business and we wanted to retain their services at the newly-public company.  Currently and going forward, our main objective is to design compensation programs that remain competitive with our peers so that we can retain these executive officers and grow the Company.  In that regard, our executive compensation is designed to reward favorable stockholder returns, stock appreciation, the Company’s competitive position within the real estate industry, the successful development and redevelopment of the Company’s projects and each executive officer’s long-term career contributions to the Company.  In particular, we have embraced a pay-for-performance approach, in which variable compensation represents a large proportion of potential total compensation.  We expect that compensation incentives designed to further these goals will take the form of annual cash compensation and equity awards and long-term cash and equity incentives measured by policies and performance targets to be established by the compensation committee.

2006 and 2007 Compensation Overview

No compensation was paid by us to our executive officers in 2006.  We began operations on January 30, 2007 upon the consummation of our IPO and formation transactions.  Accordingly, we began paying compensation to our named executive officers (as defined below) as of January 30, 2007.  Our predecessor business paid cash compensation to its employees, but that historical compensation is not similar or related to the compensation that we paid to our officers in 2007.  Our discussion of executive compensation, which is also summarized in the tables below, reflects executive compensation paid and grants awarded during the period from January 30, 2007 to and including December 31, 2007.  Where appropriate to assist the reader in an evaluation of the information presented, we have annualized that information as noted in the relevant footnote.

Roles of Compensation Committee, Management and Consultants

The 2007 compensation for each of our executive officers listed in the table that follows this Compensation Discussion and Analysis was determined based both on a review of publicly-disclosed compensation packages of executives of other public real estate companies and negotiations prior to our IPO with the executive officers and representatives of the underwriters of our IPO.  We did not retain a compensation consultant.  Our executive officers entered into employment agreements upon consummation of our IPO and will continue to be parties to such employment agreements in their current forms for their respective terms or until such time as the compensation committee determines in its discretion that revisions to such employment agreements are advisable and we and the executive officer agree to the proposed revisions.  The key provisions of these agreements are discussed later in this proxy statement.

In 2007, in connection with the consummation of our IPO and the formation transactions, our Board of Directors appointed a compensation committee.  On a going-forward basis, a primary function of the compensation committee is to recommend annually the composition and value of our executive officer pay packages, subject to the terms of the employment agreements entered into at the time of our IPO.  The compensation committee intends to establish compensation policies, set incentive compensation performance targets designed to meet the executive compensation goals described above, and determine the compensation of our executive officers consistent with the negotiated terms of their individual employment agreements.

The compensation committee did not retain a third-party compensation consultant during 2007. Because the initial terms of the employment agreements of our executive officers entered into at the time of our IPO continue until January 2009, except with respect to the agreements of Messrs. Meruelo and Maddux which continue until January 2010, the compensation committee elected to defer engaging a compensation consultant until 2008 or later.  During 2008, the compensation committee may retain a compensation consultant to study the total compensation packages, components and component amounts of the Company’s peers.  The compensation committee also expects the compensation consultant, if engaged during 2008, to assist the Company in identifying its peer group or groups.  If the compensation committee engages a compensation consultant during 2008, the committee believes the consultant may assist the committee in evaluating and planning executive compensation packages of the Company’s executive officers as their employment agreements expire or are renewed during 2009 and 2010.

In addition to the above, the committee seeks the input of the chairman and chief executive officer, and president and chief operating officer when making compensation decisions regarding the other named executive officers.  When determining a named executive officer’s annual compensation, the committee will consider the Company’s prior year’s performance and each executive officer’s individual performance.  For more information on each executive officer’s employment agreement see “— Employment Agreements.”

2007 Executive Compensation Components

The discussion below focuses on the compensation awarded to Messrs. Meruelo, Maddux, Beckemeyer, Skaggs, McGonagle, Nielsen and Echemendia (the “named executive officers”).  Based on the terms of their respective employment agreements, the 2007 compensation for our named executive officers consisted primarily of the following components:

•	base salary;

•	cash bonus;

•	long-term equity incentive awards; and

•	perquisites and other personal benefits.

Base salaries.  Base salaries of our named executive officers were based on each named executive officer’s employment agreement negotiated at the time of our IPO.  The base salaries were established based on an assessment of the scope of their responsibilities, expertise and experience within the industry, expected contributions to the Company and the competitive market compensation paid to named executive officers in similar positions at other public real estate companies.

Cash bonuses.  The cash bonus portion of the named executive officer’s compensation is determined in part by each named executive officer’s employment agreement. Messrs. Meruelo and Maddux are guaranteed cash bonuses of at least 50.0% of their annual base salaries.  The other named executive officers are guaranteed minimum bonuses of at least 25.0% of their annual base salaries.  Based on the achievement of individual- or Company-based performance measures, the committee had discretion to award cash bonuses in amounts greater than the minimum guaranteed portion described above.  The committee did not exercise that discretion and the minimum cash bonus required to be awarded under each named executive officer’s employment agreement was paid. The cash bonuses paid in 2007 are shown in the Summary Compensation Table below.

Long-term equity incentive awards.  Our named executive officers are also eligible to receive long-term equity awards under the Company’s 2007 Equity Incentive Plan.  Awards granted to named executive officers and other employees under the incentive plan are designed to provide those grantees with an equity incentive to promote the long-term success of the Company in line with the stockholders’ interests.

At the time of our IPO, the full board of directors approved the award of LTIP units in Meruelo Maddux Properties, L.P. (the “Operating Partnership”) to our named executive officers.  For the year ending 2007, our compensation committee granted two types of awards under the incentive plan to Company employees: shares of restricted stock and LTIP units in our Operating Partnership.  Our named executive officers were award LTIP units.  LTIP unit awards have a three-year forfeiture period which is tied to each named executive officer’s continued service to the Company or the Operating Partnership.  The Company has not granted any stock options.

LTIP units are a special class of partnership interest in our Operating Partnership.  Initially, LTIP units do not have full parity with common units with respect to distributions of disposition proceeds, are not redeemable for shares of our Common Stock and have a liquidation value of zero.  Each LTIP unit will generally receive distributions of operating income (as compared to distributions of disposition proceeds) equivalent to that paid on share of our Common Stock.  Upon the occurrence of certain events in accordance with the terms of our Operating Partnership agreement, the LTIP units will achieve parity with common units in our Operating Partnership and thereafter will be redeemable for cash, or at our election, shares of our Common Stock on a one-for-one basis.  No other performance periods, thresholds or targets affect the maturation or future payout of LTIP units.

We believe that LTIP unit awards are particularly appropriate for high-level officers and may more effectively align a named executive officer’s interests with the interests of our stockholders than would restricted stock awards.  LTIP unit awards are not guaranteed future payments and act as an economic incentive for our named executive officers to execute on our business plan.  LTIP unit awards require that there be future appreciation in the assets of our Operating Partnership before the LTIP units become entitled to share in disposition proceeds or become redeemable for cash.  This should provide a greater incentive, over a longer period of time, to the named executive officers to perform in ways that create value for our Company and stockholders.  In short, LTIP units tie a significant portion of our named executive officers’ total compensation to increases in both our stock price and in net asset value and to any dividends of operating income that we may pay.

As compared to options, we believe that LTIP unit awards may encourage the recipients to retain the awards instead of selling the awards because LTIP unit awards have the potential for receiving dividends.  In addition, the holder of an LTIP unit does not recognize taxable gain upon lapse of the applicable forfeiture provisions.  In contrast, a recipient of a restricted stock award recognizes ordinary income and owes tax in connection with the vesting of a restricted stock award.  This may cause the recipient to sell a portion of the vested award to satisfy the tax and therefore reduce the officer’s ownership interest in the Company.  LTIP units also provide the recipient with capital gains treatment rather than ordinary income treatment for tax purposes, which we believe is an important advantage that helps offset the increased risk that our Operating Partnership’s assets may not appreciate sufficiently to allow the recipient to recognize the full potential value of the award.

In recognition of the significant commitment to the Company that our named executive officers made to consummate our formation transactions and our IPO, and as required under the terms of the employment agreements entered into, the full board of directors made awards of LTIP units in 2007 to the named executive officers in the amounts shown in the table below.  We believe that these one-time grants immediately aligned the interests of our named executive officers with our stockholders.  Our named executive officers other than Messrs. Meruelo and Maddux had the option to choose to receive a one-time award of shares of restricted stock or LTIP units.  We advised each named executive officer to make the choice of award based on his personal financial situation, including the tax consequences and risks associated with each award type.  In addition, by the terms of his employment agreement, each of Messrs. Meruelo and Maddux are guaranteed an annual award of 10,000 LTIP units, which LTIP units were awarded in December 2007.

The compensation committee in its sole discretion may choose to grant other types of awards under the 2007 Equity Incentive Plan or additional awards to the named executive officers in 2008 and in future years.  The committee did not exercise discretion to make any additional equity awards to the named executive officers in 2007.

Summary of 2007 Equity Awards

	Minimum Awards Required Under Employment Agreements
Name	LTIP Units Awarded at IPO	LTIP Units Awarded Post-IPO	Discretionary Equity Awards

Richard Meruelo	—	10,000	—
John Charles Maddux	—	10,000	—
Lynn Beckemeyer	64,167	—	—
Fred Skaggs	50,167	—	—
Ted McGonagle	50,167	—	—
Todd Nielsen	81,667	—	—
Miguel Enrique Echemendia	81,667	—	—

Perquisites.   We provide our named executive officers with limited perquisites that we believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees.  In addition to vacation, medical and health benefits comparable to those provided to our employees generally, each of Messrs. Meruelo and Maddux is entitled to an automobile allowance of $20,000 toward the use of an automobile.  We believe these perquisites, while not representing a significant portion of each of Messrs. Meruelo and Maddux's total compensation, complete a competitive compensation package and facilitate more efficient use of each executive’s time.

2008 Compensation

The committee will continue to evaluate named executive officer compensation in 2008 within the minimum parameters established in each named executive officer’s employment agreement executed at the time of our IPO.  While the committee has discretion to increase the base salaries of our named executive officers above the minimum amounts paid in 2007, the committee has elected not to do so.  Base salaries for our named executive officers will remain the same in 2008.  As noted above, the compensation committee may engage a third-party compensation consultant to aid the committee in making compensation decisions related to our named executive officers in 2008 and future years.  In addition, consistent with the philosophy of the compensation committee to establish individual- and Company-based performance measures, we believe that we will continue to maintain competitive executive benefits and perquisites for our named executive officers.  At any time, the compensation committee may revise, amend or add to a named executive officer’s compensation package within the parameters of such named executive officer’s employment agreement, if the committee deems it advisable.

Executive Officer Compensation Tables

2007 Summary Compensation Table

We paid no compensation to our named executive officers in 2006.  The information presented below reflects executive compensation paid and grants awarded during the period from January 30, 2007 to and including December 31, 2007.  Where appropriate to assist the reader in an evaluation of the information presented, we have annualized that information as noted in the relevant footnote.

Name and Principal Position	Salary(1)	Stock Awards(2)		Non-Equity Incentive Plan Compensation(3)	All Other Compensation		Total
Richard Meruelo Chairman and Chief Executive Officer	$450,000	$0	(4)	$225,000	$20,000	(5)	$695,000

John Charles Maddux President and Chief Operating Officer	450,000	0	(4)	225,000	20,000	(5)	695,000

Lynn Beckemeyer Executive Vice President — Development	275,000	151,808	(6)	68,750	—		495,558

Fred Skaggs Chief Financial Officer	275,000	118,685	(6)	68,750	—		462,435

Ted McGonagle Chief Investment Officer	275,000	118,685	(6)	68,750	—		462,435

Todd Nielsen General Counsel and Corporate Secretary	275,000	193,210	(6)	68,750	—		536,960

Miguel Enrique Echemendia Chief Administrative Officer	275,000	193,210	(6)	68,750	—		536,960

(1)	Salary amounts reflect the salary paid to each officer for the period from January 30, 2007 through December 31, 2007, annualized for the convenience of the reader.

(2)
All awards consist of LTIP units in our Operating Partnership. The dollar value indicated is computed in accordance FAS 123R and reflects the amount expensed in 2007.  The amount reported has been adjusted to eliminate service-based forfeiture assumptions used for financial reporting purposes. LTIP units initially have a liquidation value of zero. See Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for a discussion of our accounting of LTIP units and the assumptions used.

(3)	The amount shown in the Non-Equity Incentive Plan Compensation column equals the amount of the annual cash bonus for each named executive officer.

(4)
Per the terms of his employment agreement, the named executive officer is entitled to a grant of 10,000 LTIP units annually. Though each of Messrs. Meruelo and Maddux were granted LTIP units in 2007, the grant was made on December 31, 2007.  Accordingly, because we made the grant on the last day of the year, we expensed no compensation in 2007 as a result of the grant.  We will recognize compensation expense associated with the grant commencing in 2008.

(5)	Per the terms of his employment agreement, the named executive officer is entitled to an annual automobile allowance of $20,000.

(6)	Per the terms of his employment agreement, the named executive officer received a one-time LTIP unit award at the completion of our IPO.

2007 Grants of Plan-Based Awards

The tables below disclose cash bonuses and LTIP unit awards made in 2007.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Options
		Threshold ($)	Target ($)	Maximum ($)
Richard Meruelo	December 31, 2007(1)	—	$225,000	—	10,000	$29,000
John Charles Maddux	December 31, 2007(1)	—	225,000	—	10,000	29,000
Lynn Beckemeyer	January 30, 2007(2)	—	68,750	—	64,167	494,728
Fred Skaggs	January 30, 2007(2)	—	68,750	—	50,167	386,788
Ted McGonagle	January 30, 2007(2)	—	68,750	—	50,167	386,788
Todd Nielsen	January 30, 2007(2)	—	68,750	—	81,667	629,653
Miguel Enrique Echemendia	January 30, 2007(2)	—	68,750	—	81,667	629,653

(1)	Minimum LTIP unit award to be received annually beginning in 2007 pursuant to the officer’s employment agreement.

(2)	One-time LTIP unit award received at the completion of our IPO.

Outstanding Equity Awards at Fiscal Year-End 2007

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(1)
Richard Meruelo	10,000	(2)	$40,000
John Charles Maddux	10,000	(2)	40,000
Lynn Beckemeyer	64,167	(3)	256,668
Fred Skaggs	50,167	(3)	200,668
Ted McGonagle	50,167	(3)	200,668
Todd Nielsen	81,667	(3)	326,668
Miguel Enrique Echemendia	81,667	(3)	326,668

(1)	Assumed market value is $4.00 per unit, which was the closing price on the Nasdaq Global Market per share of Common Stock on December 31, 2007.

(2)	Minimum LTIP unit award to be received annually pursuant to the named executive officer’s employment agreement.

(3)	One-time LTIP unit award received at the completion of our IPO.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2007 relating to equity compensation plans of the Company pursuant to which grants of options, restricted shares, restricted stock units or other rights to acquire shares may be granted from time to time.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans(1)
Equity compensation plans approved by security holders(2)	707,571	(3)	$8.78	(4)	1,569,929
Equity compensation plans not approved by security holders(5)	None		None		None
Total	707,571		$8.78		1,569,929
________________________________
(1)	The amounts indicated in this column exclude securities listed in the column titled “Number of securities to be issued upon exercise of outstanding options, warrants and rights.”
(2)	The 2007 Equity Incentive Plan.
(3)
Includes 327,835 Long-Term Incentive Plan Units in Meruelo Maddux Properties, L.P., through which we conduct most of our  business operations (our “Operating Partnership”), are subject to forfeiture over a three-year period. Upon achieving parity with the common units in our Operating Partnership and becoming “redeemable” in accordance with the terms of the partnership agreement of our Operating Partnership, LTIP units may be redeemed for cash or, at our option, an equal number of shares of our Common Stock.

(4)	The exercise price is the weighted-average exercise price of the outstanding options, warrants and rights described in the column to the left.
(5)	The Company does not have any equity compensation plans that have not been approved by its stockholders.

Employment Agreements

We entered into employment agreements, effective as of the consummation of our IPO, with each of our named executive officers. Pursuant to the agreements, Messrs. Meruelo, Maddux, Beckemeyer, Skaggs, McGonagle, Nielsen and Echemendia agreed to serve, respectively, as (1) our Chairman and Chief Executive Officer, (2) our President and Chief Operating Officer, (3) Executive Vice President—Development, (4) our Chief Financial Officer, (5) our Chief Investment Officer, (6) our General Counsel and Corporate Secretary and (7) our Chief Administrative Officer. We believe that the agreements will benefit us by helping to retain the named executive officers and by requiring the named executive officers to devote the necessary business attention and time to our affairs.  Mr. Maddux continues his affiliation with Nevers, Palazzo, Maddux & Packard, as of counsel, though Mr. Maddux did no work for the firm on behalf of its clients in 2007.  Nevers, Palazzo, Maddux & Packard represented our predecessor business in various matters in 2007.  However, Mr. Maddux received no compensation as a result of those representations.  Below is a summary of the key terms of the employment agreements.  All descriptions of the employment agreements and their terms are qualified in their entirety by the actual terms and provisions of each named executive officer’s employment agreement.

Agreements for Messrs. Meruelo and Maddux

The employment agreements with Messrs. Meruelo and Maddux are for a term of three years; provided, however, that the terms are automatically extended at the end of each term for successive one-year periods unless, not less than 60 days prior to the termination of the then existing term, either party provides notice to the other party of its intent not to extend the term further. The employment agreements provide for (1) an initial annual base salary of $450,000 to each of Messrs. Meruelo and Maddux, respectively, and (2) minimum bonuses equal to 50.0% of the named executive officer’s annual base salary, with any additional bonus amounts to be determined by our compensation committee in its sole discretion.  Messrs. Meruelo and Maddux were not granted LTIP units in our Operating Partnership upon the consummation of our IPO but will receive future LTIP unit awards annually during the term of their employment agreements (including in 2007), in a minimum amount of 10,000 units each per year.  LTIP units will generally have forfeiture provisions that lapse ratably over the first three anniversaries of the date of grant. In addition, Messrs. Meruelo and Maddux are eligible to receive other equity awards, subject to the terms of our 2007 Equity Incentive Plan and the applicable award agreement.

The employment agreements with Messrs. Meruelo and Maddux provide that each executive officer shall be required to render a sufficient amount of services in each named executive officer’s capacity as a partner of the Operating Partnership so that such services constitute full and adequate consideration for the issuance of LTIP units.

The employment agreements also provide Messrs. Meruelo and Maddux, each with an annual $20,000 vehicle allowance.

Employment Agreements of Other Named Executive Officers

The employment agreements with Messrs. Beckemeyer, Skaggs, McGonagle, Nielsen and Echemendia are for a term of two years; provided, however, that the terms are automatically extended at the end of each term for successive one-year periods unless, not less than 60 days prior to the termination of the then existing term, either party provides notice to the other party of its intent not to extend the term further. The employment agreements provide for (1) an initial annual base salary of $275,000 to each of Messrs. Beckemeyer, Skaggs, McGonagle, Nielsen and Echemendia, respectively, and (2) bonuses of not less than 25.0% of the executive’s annual base salary, with any additional bonus amounts to be determined by our compensation committee in its sole discretion. Messrs. Beckemeyer, Skaggs, McGonagle, Nielsen and Echemendia were granted 64,167, 50,167, 50,167, 81,667 and 81,667 LTIP units in our Operating Partnership, respectively, upon the consummation of our IPO. These LTIP units have forfeiture provisions that lapse ratably over the first three anniversaries of the date of grant. In addition, our named executive officers are eligible to receive additional awards of LTIP units and other equity awards, subject to the terms of our 2007 Equity Incentive Plan and the applicable award agreement.

Payment to Named Executive Officers Upon Termination or a Change in Control

The employment agreements with Messrs. Meruelo and Maddux provide that upon the termination of a named executive officer’s employment either by us without “cause” or by the named executive officer for “good reason” (including the non-renewal of the agreement by us during the 12 months after a change in control), the named executive officer will be entitled to the following severance payments and benefits:

•
upon termination by us without “cause,” a lump-sum cash payment equal to three times the sum of: (1) the named executive officer’s then-current annual base salary; and (2) the greater of (i) the bonus paid to the named executive officer for the most recently completed fiscal year, and (ii) the minimum bonus that would have been paid to the named executive officer for the fiscal year in which the termination occurs;

•
upon termination by the named executive officer for “good reason,” a lump-sum cash payment equal to three times the sum of (1) the named executive officer’s then-current annual base salary; and (2) the bonus paid to the named executive officer for the most recently completed fiscal year;

•
for 18 months after termination of employment, continuing coverage under the group health plans the named executive officer would have received under his employment agreement, as would have been applied in the absence of such termination; and

•	immediate vesting of all outstanding equity-based awards held by the named executive officer.

If either of Messrs. Meruelo or Maddux terminates his employment for “good reason” because the Company provides the named executive officer with a notice of non-renewal of his employment agreement and such notice occurs other than within 12 months of a change in control of the Company, the named executive officer is entitled to a lump-sum cash payment equal to (1) the named executive officer’s then-current annual base salary and (2) the bonus paid to the named executive officer for the most recently completed fiscal year.  The named executive officer would also be entitled to continuing health care coverage and accelerated vesting of his equity awards as described immediately above.

Under the employment agreements of Messrs. Meruelo and Maddux, we have agreed to make an additional tax gross-up payment equal to the size of the excise tax imposed on “excess parachute payments” (and any income, employment and excise taxes imposed on such gross up payments) under Section 4999 of the Internal Revenue Code.

The employment agreements with Messrs. Beckemeyer, Skaggs, McGonagle, Nielsen and Echemendia provide that upon the termination of a named executive officer’s employment either by us without “cause” or by the named executive officer for “good reason” the named executive officer will be entitled under his employment agreement to the following severance payments and benefits:

•
upon termination by us without “cause,” a lump-sum cash payment equal to the sum of (1) the named executive officer’s then-current annual base salary; and (2) the greater of (i) the bonus paid to the named executive officer for the most recently completed fiscal year, and (ii) the minimum bonus that would have been paid to the named executive officer for the fiscal year in which the termination occurs;

•
upon termination by the named executive officer for “good reason,” a lump-sum cash payment equal to the sum of (1) the named executive officer’s then-current annual base salary; and (2) the bonus paid to the named executive officer for the most recently completed fiscal year;

•
for one year after termination of employment, continuing coverage under the group health plans the named executive officer would have received under his employment agreement, as would have been applied in the absence of such termination; and

•	immediate vesting of all outstanding equity-based awards held by the named executive officer.

With respect to the named executive officers, “cause” means the occurrence during the term of employment of any of the following: (i) indictment for, formal admission to (including a plea of guilty or nolo contendere to), or conviction of a felony, a crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company, (ii) gross negligence or willful misconduct by the named executive officer in the performance of the named executive officer’s duties which is likely to materially damage the Company’s financial position or reputation; (iii) willful or knowing unauthorized dissemination by the named executive officer of confidential information; (iv) repeated failure by the named executive officer to perform the named executive officer’s duties which are reasonably and in good faith requested in writing by the President of the Company, the Chief Executive Officer of the Company, or the Board of Directors, and which are not substantially cured in a timely manner; (v) failure of the named executive officer to perform any lawful directive of a the President, Chief Executive Officer or Board of Directors communicated to the named executive officer, or (vi) material breach of the named executive officer’s employment agreement by the named executive officer.

With respect to each of Messrs. Meruelo and Maddux, “cause” also includes a breach of the non-competition and non-solicitation agreement that each of Messrs. Meruelo and Maddux executed at the time of our IPO.

With respect to the named executive officers, “good reason” means  the occurrence during the term of employment of any of the following: (i) a material breach of the named executive officer’s employment agreement by the Company; (ii) the named executive officer’s base salary, minimum bonus, or minimum bonus opportunity is reduced by the Company; or (iii) a material reduction in the named executive officer’s title, duties and/or responsibilities, or the assignment to the named executive officer of any duties materially inconsistent with his position.

With respect to Messrs. Meruelo and Maddux, “good reason” also includes (i) any reduction in the named executive officer’s title (ii) the named executive officer fails to be vested with the title, duties and responsibilities of Chief Executive Officer and Chairman of the Board, with respect to Mr. Meruelo, or President and Chief Operating Officer, with respect to Mr. Maddux, of the ultimate parent of the Company (or its successor) following a change in control to which the Company is a party; (iii) the failure of the named executive officer to be reelected to the Board, with respect to Mr. Maddux, or as Chairman of the Board, with respect to Mr. Meruelo, (iv) a requirement by the Company that the named executive officer, without the named executive officer’s consent, relocate to a location other than the Los Angeles, California metropolitan area; or (v) the Company provides the named executive officer with notice of non-renewal of his employment agreement.

In connection with a termination without cause or a named executive officer’s resignation for good reason, as a condition of any severance payment and related benefits, each of the named executive officers has agreed to a general release of any and all claims relating to the named executive officer’s employment. In addition, each has agreed, for a one-year period: (i) not to solicit, hire or recruit employees of the Company either directly or indirectly for his own account or for another party, and (ii) not to interfere with, impair, disrupt or damage the Company’s relationship with any of the tenants, customers, suppliers or other business partners of the Company with whom each named executive officer has had contact, or conducted business, by contacting them for the purpose of inducing or encouraging any of them to divert or take away business from the Company.  Finally, each named executive officer has agreed not to disclose any confidential Company information unless such information otherwise becomes publicly available or must be disclosed as required by law.

In the event of a change in control of the Company, any remaining forfeiture periods applicable to LTIP unit awards of each named executive officer would automatically lapse.  LTIP units will not become redeemable until the LTIP units achieve parity with the common units in the Operating Partnership, notwithstanding any change in control.  Assuming the change in control occurred on December 31, 2007 and the LTIP units had achieved parity with the common units in the Operating Partnership, the named executive officers would be entitled to a payment for those LTIP units as indicated below:

Name	Value of Unforfeited LTIP Units
Richard Meruelo	$40,000
John Charles Maddux	40,000
Lynn Beckemeyer	171,112
Fred Skaggs	133,779
Ted McGonagle	133,779
Todd Nielsen	217,779
Miguel Enrique Echemendia	217,779

Termination Payment Summaries

The following tables summarize the potential cash payments and estimated equivalent cash value of benefits generally owed to the named executive officers pursuant to the terms of their employment agreements described above upon termination of the named executive officer.

Richard Meruelo
Payments Upon Termination	Voluntary Termination or Retirement	Involuntary “For Cause” Termination	Involuntary Termination Without “Cause”/Termination for “Good Reason”(1) (2)	Termination for “Good Reason” Following Notice of Non-Renewal(2)	Death or Disability

Lump sum cash (salary & bonus)	—	—	$2,025,000	$675,000	$675,000

Unforfeited LTIP units	—	—	40,000	40,000	—

Benefits continuation	—	—	3,150	3,150	—

Excise tax gross-up (3)	—	—	—	—	—

Total	—	—	$2,068,150	$718,150	$675,000
___________________________________

(1)
Includes the named executive officer’s resignation for “good reason” following the Company’s notice of non-renewal of the employment agreement of the named executive officer during the 12-month period following the effective date of a change in control.

(2)
The remaining forfeiture periods applicable to outstanding LTIP units would lapse upon a change in control of the company. LTIP units will not become redeemable until the LTIP units achieve parity with the common units in the Operating Partnership, notwithstanding any termination or change in control. The indicated amount assumes a market value per LTIP unit of $4.00, which was the closing price on the Nasdaq Global Market per share of Common Stock on December 31, 2007.

(3)
Under the terms of his employment agreement, Mr. Meruelo is entitled to a tax gross-up payment under certain conditions in the event that his employment is terminated in connection with a change in control. However, the termination payment owing to Mr. Meruelo would not result in such a gross-up payment.

John Charles Maddux
Payments Upon Termination	Voluntary Termination or Retirement	Involuntary “For Cause” Termination	Involuntary Termination Without “Cause”/Termination for “Good Reason”(1) (2)	Termination for “Good Reason” Following Notice of Non-Renewal(2)	Death or Disability

Lump sum cash (salary & bonus)	—	—	$2,025,000	$675,000	$675,000

Unforfeited LTIP units	—	—	40,000	40,000	—

Benefits continuation	—	—	3,150	3,150	—

Excise tax gross-up(3)	—	—	—	—	—

Total	—	—	$2,068,150	$718,150	$675,000
___________________________________

(1)
Includes the named executive officer’s resignation for “good reason” following the Company’s notice of non-renewal of the employment agreement of the named executive officer.  This excludes the non-renewal of the employment agreement during the 12-month period following the effective date of a change in control.

(2)
The remaining forfeiture periods applicable to outstanding LTIP units would lapse upon a change in control of the company. LTIP units will not become redeemable until the LTIP units achieve parity with the common units in the Operating Partnership, notwithstanding any termination or change in control. The indicated amount assumes a market value per LTIP unit of $4.00, which was the closing price on the Nasdaq Global Market per share of Common Stock on December 31, 2007.

(3)
Under the terms of his employment agreement, Mr. Maddux is entitled to a tax gross-up payment under certain conditions in the event that his employment is terminated in connection with a change in control.  However, the termination payment owing to Mr. Maddux would not result in such a gross-up payment.

Lynn Beckemeyer
Payments Upon Termination	Voluntary Termination or Retirement	Involuntary “For Cause” Termination	Involuntary Termination Without “Cause”/Termination for “Good Reason”(1)	Death or Disability

Lump sum cash (salary & bonus)	—	—	$343,750	$343,750

Unforfeited LTIP units	—	—	171,112	—

Benefits continuation	—	—	2,100	—

Excise tax gross-up(2)	—	—	—	—

Total	—	—	$516,962	$343,750
___________________________________

(1)
The remaining forfeiture periods applicable to outstanding LTIP units would lapse upon a change in control of the company. LTIP units will not become redeemable until the LTIP units achieve parity with the common units in the Operating Partnership, notwithstanding any termination or change in control. The indicated amount assumes a market value per LTIP unit of $4.00, which was the closing price on the Nasdaq Global Market per share of Common Stock on December 31, 2007.

(2)	Under the terms of his employment agreement, Mr. Beckemeyer is not entitled to a tax gross-up payment.

Fred Skaggs
Payments Upon Termination	Voluntary Termination or Retirement	Involuntary “For Cause” Termination	Involuntary Termination Without “Cause”/Termination for “Good Reason”(1)	Death or Disability

Lump sum cash (salary & bonus)	—	—	$343,750	$343,750

Unforfeited LTIP Units	—	—	133,779	—

Benefits continuation	—	—	2,100	—

Excise tax gross-up(2)	—	—	—	—

Total	—	—	$479,629	$343,750
___________________________________

(1)
The remaining forfeiture periods applicable to outstanding LTIP units would lapse upon a change in control of the company. LTIP units will not become redeemable until the LTIP units achieve parity with the common units in the Operating Partnership, notwithstanding any termination or change in control. The indicated amount assumes a market value per LTIP unit of $4.00, which was the closing price on the Nasdaq Global Market per share of Common Stock on December 31, 2007.

(2)	Under the terms of his employment agreement, Mr. Skaggs is not entitled to a tax gross-up payment.

Ted McGonagle
Payments Upon Termination	Voluntary Termination or Retirement	Involuntary “For Cause” Termination	Involuntary Termination Without “Cause”/Termination for “Good Reason”(1)	Death or Disability

Lump sum cash (salary & bonus)	—	—	$343,750	$343,750

Unforfeited LTIP units	—	—	133,779	—

Benefits continuation	—	—	2,100	—

Excise tax gross-up(2)	—	—	—	—

Total	—	—	$479,629	$343,750
___________________________________

(1)
The remaining forfeiture periods applicable to outstanding LTIP units would lapse upon a change in control of the company. LTIP units will not become redeemable until the LTIP units achieve parity with the common units in the Operating Partnership, notwithstanding any termination or change in control. The indicated amount assumes a market value per LTIP unit of $4.00, which was the closing price on the Nasdaq Global Market per share of Common Stock on December 31, 2007.

(2)	Under the terms of his employment agreement, Mr. McGonagle is not entitled to a tax gross-up payment.

Todd Nielsen
Payments Upon Termination	Voluntary Termination or Retirement	Involuntary “For Cause” Termination	Involuntary Termination Without “Cause”/Termination for “Good Reason”(1)	Death or Disability

Lump sum cash (salary & bonus)	—	—	$343,750	$343,750

Unforfeited LTIP units	—	—	217,779	—

Benefits continuation	—	—	2,100	—

Excise tax gross-up(2)	—	—	—	—

Total	—	—	$563,629	$343,750
___________________________________

(1)
The remaining forfeiture periods applicable to outstanding LTIP units would lapse upon a change in control of the company. LTIP units will not become redeemable until the LTIP units achieve parity with the common units in the Operating Partnership, notwithstanding any termination or change in control. The indicated amount assumes a market value per LTIP unit of $4.00, which was the closing price on the Nasdaq Global Market per share of Common Stock on December 31, 2007.

(2)	Under the terms of his employment agreement, Mr. Nielsen is not entitled to a tax gross-up payment.

Miguel Enrique Echemendia
Payments Upon Termination	Voluntary Termination or Retirement	Involuntary “For Cause” Termination	Involuntary Termination Without “Cause”/Termination for “Good Reason”(1)	Death or Disability

Lump sum cash (salary & bonus)	—	—	$343,750	$343,750

Unforfeited LTIP units	—	—	217,779	—

Benefits continuation	—	—	2,100	—

Excise tax gross-up(2)	—	—	—	—

Total	—	—	$563,629	$343,750
___________________________________

(1)
The remaining forfeiture periods applicable to outstanding LTIP units would lapse upon a change in control of the company. LTIP units will not become redeemable until the LTIP units achieve parity with the common units in the Operating Partnership, notwithstanding any termination or change in control. The indicated amount assumes a market value per LTIP unit of $4.00, which was the closing price on the Nasdaq Global Market per share of Common Stock on December 31, 2007.

(2)	Under the terms of his employment agreement, Mr. Echemendia is not entitled to a tax gross-up payment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our Common Stock as of April 2, 2008, with respect to:

•	each of our directors;

•	each of our executive officers;

•	each stockholder of our Company that is known to us to be the beneficial owner of more than 5% of our Common Stock based upon filings made with the SEC; and

•	all directors and executive officers as a group.

Unless otherwise indicated, the business address for each of the identified stockholders is 761 Terminal Street, Building 1, Second Floor, Los Angeles, California 90021.  Except as indicated in the footnotes below, none of the executive officers or directors has pledged his shares of Common Stock as collateral.  The share numbers reported below do not give effect to a reverse stock split described in Proposal 2.

Name of Beneficial Owner	Shares of Common Stock(1)		Percent of Common Stock(2)
Richard Meruelo	38,845,311	(3) (4)	44.8%
John Charles Maddux	4,939,553	(4)	5.7%
Lynn Beckemeyer	—		—
Fred Skaggs	—		—
Ted McGonagle	3,000		*
Todd Nielsen	6,000		*
Miguel Enrique Echemendia	3,650		*
John B. Hansen	10,100		*
Philip S. Payne	7,500		*
Richard Garcia Polanco	2,500		*
Anthony A. Williams	2,500		*

RS Investment Management Co. LLC (5)	5,796,253		6.7%
Mazama Capital Management, Inc.(6)	10,708,046		12.4%

All directors and executive officers as a group	43,820,114		50.6%

*	Represents ownership of less than 1.0%.

(1)
The number of shares of Common Stock beneficially owned is reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.  Excludes ownership of LTIP units which, upon achieving parity with the common units in our Operating Partnership and becoming “redeemable” in accordance with the terms of the partnership agreement of our Operating Partnership, may be redeemed for cash or, at our option, an equal number of shares of our Common Stock.  Each of Messrs. Meruelo and Maddux owns 10,000 LTIP units; Mr. Beckemeyer owns 64,167 LTIP units; each of Messrs. Skaggs and McGonagle owns 50,167 LTIP units; and each of Messrs. Echemendia and Nielsen owns 81,667 LTIP units.

(2)	Based on 86,678,100 shares of our Common Stock outstanding as of April 2, 2008, excluding shares that we have a contingent obligation to issue.

(3)	Mr. Meruelo has pledged 36,666,667 of his shares of Common Stock as collateral for a loan.

(4)
In connection with our formation transactions, Messrs. Meruelo and Maddux indirectly received contingent rights to receive additional shares of our Common Stock. Since our IPO, we have issued a portion of the contingent shares. We have a remaining contingent obligation to issue approximately 1,421,213 additional shares, depending on the outcome of certain condemnation proceedings and based on assumptions as of January 30, 2007.

(5)
The business address for this stockholder is 388 Market Street, Suite 1700, San Francisco, California 94111.  According to a Schedule 13G filed with the SEC on February 8, 2008, RS Investment Management Co. LLC has shared voting power and dispositive power with respect to all of these shares of Common Stock.

(6)
The business address for this stockholder is One Southwest Columbia Street, Suite 1500, Portland, Oregon 97258.  According to a Schedule 13G filed with the SEC on February 8, 2008, Mazama Capital Management, Inc. has sole voting power with respect to 6,446,575 shares of Common Stock and dispositive power with respect to all of these shares of Common Stock.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities (“10% Holders”), to file reports of ownership and changes in ownership with the SEC. Officers, directors and 10% Holders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that they file.  To the Company’s knowledge, except for two late reports filed by each of Messrs. Meruelo and Maddux reporting the receipt of Common Stock and LTIP units from the Company, and one late report filed by each of Messrs. Echemendia, Hansen and Nielsen reporting the open market purchase of Common Stock, based solely on review of the copies of such reports furnished to the Company, or written representations from reporting persons that all reportable transactions were reported, the Company believes that during the fiscal year ended December 31, 2007 the executive officers, directors and 10% Holders timely filed all reports they were required to file under Section 16(a).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In connection with our IPO, we completed a series of transactions that we collectively refer to as our formation transactions, pursuant to which we acquired substantially all of the operations of our predecessor business, including the interests in our projects, and retained the employees of our predecessor business. Several of the transactions are described in the bullets below.

Our predecessor business comprised multiple limited liability companies and corporations owned by two affiliates of Mr. Meruelo and one affiliate of Mr. Maddux. One of the affiliates of Mr. Meruelo is a limited liability company owned in substantial majority and controlled by him and in which members of his immediate family own the remaining minority interests, which are non-managing. The second affiliate of Mr. Meruelo is a revocable trust of which he is the sole trustee and the beneficiaries of which are Mr. Meruelo and his immediate family members. The affiliate of Mr. Maddux is a limited liability company owned in substantial majority and controlled by him and in which his children own the remaining minority interests, which are non-managing. We sometimes refer to the two limited liability companies and the trust as the contributors.

Contributions and Mergers

We entered into definitive merger and contribution agreements with the contributors. The following occurred in connection with the merger and contribution agreements:

•
corporations owned by a contributor affiliated with Mr. Meruelo that collectively owned four projects merged with and into separate limited liability company subsidiaries of ours, with the limited liability companies surviving as separate subsidiaries, and we issued 10,358,406 shares of our Common Stock to such contributor as the former stockholder of the corporations and subsequently contributed the subsidiaries to our Operating Partnership in exchange for common units;

•
the contributors, who were the members and stockholders of limited liability companies and a corporation collectively owning, leasing or holding rights to acquire interests in 49 projects (including interests in two projects from Mr. Meruelo’s parents) and a commercial construction business, contributed their limited liability company interests and stock to us in exchange for 29,294,351 shares of our Common Stock and $2.8 million in cash representing tax coverage payments to cover tax on the income and gain described below and on such payments, and we subsequently contributed the limited liability company interests and stock to our Operating Partnership in exchange for common units; and

•
our Company assumed a $700,000 loan owed to our predecessor business by the contributor affiliated with Mr. Maddux, which loan assumption reduced the number of shares of Common Stock that would have otherwise been issuable to the contributor affiliated with Mr. Maddux in the formation transactions. The share numbers described above take into account this reduction.

Contingent Issuance of Shares

As a result of our formation transactions, we have a contingent obligation to issue additional shares of our Common Stock to two of the contributors. One of the limited liability companies contributed to us that was owned by a contributor affiliated with Mr. Meruelo, which we refer to as the “MM Fund,” holds a contingent note receivable from another entity affiliated with Messrs. Meruelo and Maddux that was not contributed to us because the property it owns is subject to condemnation proceedings by the Los Angeles Unified School District, which entity we refer to as the “Taylor Yards Entity.” The contingent note receivable is in an amount of principal plus accrued interest of approximately $25.4 million as of January 30, 2007. The contingent note receivable evidences amounts drawn by the MM Fund under our predecessor business’ credit facility with CalPERS, which amounts were loaned to the Taylor Yards Entity in connection with its acquisition of the property now subject to condemnation. The amounts loaned to the Taylor Yards Entity were not entirely repaid to the MM Fund, but the corresponding amount due CalPERS was repaid from other sources, resulting in affiliates of Messrs. Meruelo and Maddux receiving fewer shares at our IPO than they would have received had those amounts loaned to the Taylor Yards Entity been so entirely repaid. We agreed that, if and when amounts owing under the contingent note receivable are paid and no longer subject to litigation risk, we will issue to one of the contributors affiliated with Mr. Meruelo and the contributor affiliated with Mr. Maddux, a total number of shares of Common Stock having a value equal to such payments (valuing the Common Stock for this purpose at the per share initial public offering price, and treating such value as an adjustment to the contribution value), plus pay their interest at the “applicable federal rate” in effect from the date of the closing of this offering through the date of issuance of such shares. Payment of the contingent note receivable depends on the amount of the condemnation proceeds. We expect the condemnation proceeding will be completed, and the contingent note paid in full or in part with no additional payment forthcoming, within three years. We contribute any proceeds from the contingent note receivable to our Operating Partnership in exchange for common units. Since our IPO, we have issued 1,115,207 contingent shares.  Based on assumptions as of January 30, 2007, we have an ongoing contingent obligation to issue up to approximately 1,421,213 additional shares.

Tax Matters

As a result of the contributions and mergers and the loan assumption described above, the contributors recognized approximately $11.2 million of income and gain. The remainder of the contribution and merger transactions were tax free to us, our Operating Partnership and the contributors. Our Operating Partnership has a carryover basis in the assets of the limited liability companies and corporations acquired by us such that our basis is the same as the basis of such limited liability companies and corporations in their assets immediately before our formation transactions, adjusted upward by the gain recognized by the contributors. As a result of the contributions and mergers, we have substantial built-in taxable income in our assets immediately after the formation transactions.

Additional Matters in Connection with our IPO and Formation Transactions

•
In connection with the contributions and mergers, we directly or indirectly assumed approximately $224.5 million in principal amount of mortgage debt secured by our projects that remained outstanding as of December 31, 2007.

•
With the proceeds of our IPO, we repaid indebtedness, as described in our Annual Report on Form 10-K. That indebtedness included approximately $4.6 million in principal and accrued interest on a note due February 15, 2007 that bore interest at Prime + 1.25% and that was held by Mr. Meruelo, who advanced funds to our predecessor business for development activities.

•	Messrs. Meruelo, Maddux, Beckemeyer, Skaggs, McGonagle, Nielsen and Echemendia each entered into an employment agreement with our Company.

•	Messrs. Meruelo and Maddux each entered into a non-competition agreement with our Company that extends one year beyond the term of employment.

•
Our Operating Partnership issued, upon closing of our IPO, to our executive officers other than Messrs. Meruelo and Maddux an aggregate of approximately 327,835 LTIP units in our Operating Partnership, and we issued an aggregate of 359,936 shares of restricted Common Stock to our other employees and our non-employee directors and certain consultants.

•
We entered into indemnification agreements with our executive officers and directors that require us to indemnify each in certain circumstances, in the manner and to the fullest extent permitted by the General Corporation Law of the State of Delaware.

•
Certain of our directors and officers received registration rights with respect to the equity securities acquired by them in the formation transactions. The registration rights included our agreement to file a shelf registration statement with the SEC on or about the first anniversary of the closing of our IPO, and thereafter to use our best efforts to have the registration statement declared effective, covering the continuous resale of the shares of Common Stock issued to the affiliates of Messrs. Meruelo and Maddux in the formation transactions and the shares of Common Stock underlying the LTIP units issued to our executive officers. We filed the registration statement described above with the SEC on February 1, 2008.  The registration statement was declared effective by the SEC on February 14, 2008.

•
Messrs. Meruelo and Maddux, entities affiliated with them and Mr. Meruelo’s parents guaranteed an aggregate of approximately $487.9 million in obligations related to the contributed projects.  Since the IPO, those individuals and entities have been released from approximately $414.9 million in obligations to guarantee debt related to the contributed projects.

•	We sold, at the initial public offering price, 3,000,000 shares of Common Stock directly to Mr. Meruelo or an entity controlled by Mr. Meruelo.

The number of shares of Common Stock issued and cash paid in exchange for the equity interests in the entities owning interests in our projects and in connection with the corporate mergers was determined in arm’s length negotiations between our underwriters and our executive officers based on the costs incurred to acquire and improve the projects, a discounted cash flow analysis, an internal rate of return analysis and an assessment of the fair market value and future development potential of the projects. No single factor was given greater weight than any other in valuing the projects, and the values attributed to the projects do not necessarily bear any relationship to the book value for the applicable project. We did not obtain any third-party appraisals of the projects or any other independent third-party valuations or fairness opinions in connection with the formation transactions. As a result, the consideration we paid for the equity interests in the entities owning our projects in the formation transactions may have exceeded their fair market value.

Other Matters

•
Following our IPO and formation transactions, we continue to manage on a quarterly fee-for-service basis six industrial and commercial properties and one parcel of vacant land owned directly or indirectly by the parents of Mr. Meruelo. Our management fees for these properties are 3.0% of the properties’ gross revenues.  Management fees generated for the year ended December 31, 2007 totaled $150,000.

•
The Company received payment from the parents of Mr. Meruelo for services provided by a Company employee who managed the construction of one of their residential properties.  The Company was reimbursed $71,500 by Mr. Meruelo’s parents which payment covered all compensation and benefit costs related to the employee during 2007.  The Company expects the project to continue through 2008 and the total costs to be reimbursed by Mr. Meruelo’s parents are expected to exceed $120,000.

•
We acquired our Pomona Village and Pomona Retail projects from entities owned directly or indirectly by the parents of Mr. Meruelo for an aggregate purchase price of $19.5 million (net of deposits already made and net of previously paid carrying costs).

•
We plan to acquire interests our Overland Terminal Project from an entity owned by the parents of Mr. Meruelo. That entity has the Overland Terminal project under contract.  Its right to buy the project was challenged by the seller, but following a trial in September 2006, the court ruled that the entity owned by the parents of Mr. Meruelo, as buyer, has a valid right to buy the property. We have agreed to purchase the property from the entity owned by the parents of Mr. Meruelo once it has acquired the property from its seller. The seller has appealed the court’s decision and so our rights to purchase the property at cost for $16.7 million remain subject to the successful resolution of this litigation. During the course of the dispute, we acquired a 12.5% interest in the partnership that owns this project. Any required enforcement of the terms and conditions of the purchase contract for our Overland Terminal project will be subject to independent director review and approval.

OTHER MATTERS

Solicitation of Proxies

The cost of solicitation of proxies will be paid by the Company.  The directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation for such activities.  The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send appropriate solicitation materials to such beneficial owners.  The Company will reimburse such holders for their reasonable expenses.

Stockholder Proposals

Stockholder proposals intended to be presented at the 2009 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company no later than December 31, 2008 in order to be considered for inclusion in the Company’s proxy statement relating to the 2009 meeting pursuant to Rule 14a-8 under the Exchange Act (“Rule 14a-8”).

For a proposal of a stockholder to be presented at the Company’s 2009 annual meeting of stockholders, other than a stockholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8, it must be received at the principal executive offices of the Company no earlier than the close of business on January 30, 2009 and on or before March 1, 2009.  If the 2009 annual meeting of stockholders is scheduled to take place before April 21, 2009 or after June 20, 2009, then notice must be delivered not later than the close of business on the later of the 90th day prior to the 2009 annual meeting of stockholders or the tenth day following the day on which public announcement of the date of the 2009 annual meeting of stockholders is first made public by the Company.  Any such proposal should be mailed to:  Meruelo Maddux Properties, Inc., 761 Terminal Street, Building 1, Second Floor, Los Angeles, California 90021, Attention: Corporate Secretary.

Additional Matters

The Board of Directors does not know of any matters other than those described in this proxy statement that will be presented for action at the Annual Meeting.  If other matters are presented, proxies will be voted in accordance with the best judgment of the proxy holders.

By Order of the Board of Directors

Todd Nielsen
Corporate Secretary
Los Angeles, California
April 28, 2008

Appendix A

CERTIFICATE OF AMENDMENT
 TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MERUELO MADDUX PROPERTIES, INC.

Meruelo Maddux Properties, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions setting forth a proposed amendment to the Company’s Amended and Restated Certificate of Incorporation as follows:

Article IV, Paragraph 1 shall be amended to read in full as follows:

“1.           Authorized Capital Stock. This Corporation is authorized to issue two (2) classes of shares of stock, designated as “Common Stock” and “Preferred Stock,” respectively. The total number of shares of Common Stock authorized to be issued is two hundred million (200,000,000) shares, par value $0.01 per share.  The total number of shares of Preferred Stock authorized to be issued is fifty million (50,000,000) shares, par value $0.01 per share.  Upon the filing and effectiveness (the “Effective Time”) of this amendment to the Corporation’s Amended and Restated Certificate of Incorporation pursuant to the Delaware General Corporation Law, each [three] [four] [five] [six] [seven] [eight] [nine] or [ten] shares of Common Stock (the “Old Common Stock”) issued and outstanding or held by the Corporation as treasury stock immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and non-assessable share of the Corporation’s common stock, $0.01 par value per share (the “New Common Stock”), without any action by the holder thereof.  The Corporation shall not issue fractions of shares of New Common Stock in connection with such reclassification and combination.  Stockholders who, immediately prior to the Effective Time, own a number of shares of Old Common Stock which is not evenly divisible by [three] [four] [five] [six] [seven] [eight] [nine] or [ten] shall, with respect to such fractional interest, be entitled to receive cash from the Corporation in lieu of fractions of shares of New Common Stock.  The cash payment shall be calculated by multiplying (i) the closing sales price of the Corporation’s Old Common Stock on the last trading day prior to the Effective Time as reported on The Nasdaq Global Market™, and (ii) the number of fractions of shares of New Common Stock the stockholder would otherwise be entitled to receive as of the Effective Time.  Stockholders will not be entitled to receive interest for the period of time between the Effective Time and the date the cash payment is received for such fractions of shares of New Common Stock.  Each certificate that theretofore represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined; provided, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled under the foregoing reclassification and combination.”

2.           The foregoing amendment to the Amended and Restated Certificate of Incorporation has been duly approved by the Board of Directors in accordance with Sections 141 and 242 of the General Corporation Law.

3.           The foregoing amendment to the Amended and Restated Certificate of Incorporation has been duly approved by the stockholders in accordance with Sections 211 and 242 of the General Corporation Law.

4.           This amendment to the Corporation’s Amended and Restated Certificate of Incorporation shall be effective at [effective time] on [effective date].

IN WITNESS WHEREOF, Meruelo Maddux Properties, Inc. has caused this Certificate of Amendment to be signed by its duly authorized officer, this ____ day of _______________, 200__.

MERUELO MADDUX PROPERTIES, INC.

By:
Name:
Title:

ANNUAL MEETING OF STOCKHOLDERS OF

MERUELO MADDUX PROPERTIES, INC.

May 21, 2008

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

\- OR -

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries and follow the instructions. Have your proxy card available when you call.

\- OR -

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions. Have your proxy card available when you access the web page.

\- OR -

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER	
ACCOUNT NUMBER	

You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20703000030000000000 2 052108

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

The Board of Directors recommends a vote FOR the listed nominees.

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Richard Meruelo
- ○ John Charles Maddux
- ○ Lynn Beckemeyer
- ○ John B. Hansen
- ○ Philip S. Payne
- ○ Richard Garcia Polanco
- ○ Anthony A. Williams

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to effect a reverse stock split of the common stock of the Company at a ratio of not less than one-for-three and not more than one-for-ten at any time prior to the 2009 annual meeting of stockholders, with the exact ratio to be set within this range at the discretion of the Board of Directors.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

0

MERUELO MADDUX PROPERTIES, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Richard Meruelo, John Charles Maddux or Todd Nielsen, or each of them, proxies each with the power of substitution, to represent and vote the shares of common stock which the undersigned is entitled to vote on all matters, unless the contrary intent is indicated on the reverse side hereof, with all powers which the undersigned would possess if personally present at the Meruelo Maddux Properties, Inc. (the "Company") Annual Meeting of Stockholders to be held at the Company's headquarters located at 761 Terminal Street, Building 1, Second Floor, Los Angeles, California 90021 at 10:00 a.m. local time on May 21, 2008 or at any postponement or adjournment thereof.

The proxies shall vote the shares represented by this proxy in the manner indicated on the reverse side hereof. **Unless a contrary direction is indicated, the proxies shall vote the shares (a) "FOR" the election as directors of all the nominees named in the Proxy Statement and listed on the reverse side hereof or any person selected by the Board of Directors in substitution of any of the nominees (Proposal 1), (b) "FOR" an amendment to the Amended and Restated Certificate of Incorporation to effect a reverse stock split of the common stock of the Company at a ratio of not less than one-for-three and not more than one-for-ten at any time prior to the 2009 annual meeting of stockholders, with the exact ratio to be set within this range at the discretion of the Board of Directors (Proposal 2) and (c) "FOR" the ratification of the Company's independent registered public accountants (Proposal 3).**

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be signed on the reverse side)

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